Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ATTACHMATE CORPORATION,

LONGVIEW SOFTWARE ACQUISITION CORP.

and

NOVELL, INC.

NOVEMBER 21, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2010 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Novell, Inc., a Delaware corporation (the “Company”), Attachmate Corporation, a Washington corporation (“Parent”), and Longview Software Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), with each issued and outstanding share (a “Share”) of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) (other than (i) Shares to be cancelled in accordance with Section 3.1(c) and (ii) Dissenting Shares) to be converted into the right to receive the Merger Consideration; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), and (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger; and

WHEREAS, the Board of Directors of each of Parent and Merger Sub has, upon the terms and subject to the conditions set forth in this Agreement, approved and declared advisable this Agreement and the Transactions, and Parent or a wholly owned subsidiary of Parent (in each case in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and CPTN Holdings LLC, a Delaware limited liability company (“Patent Purchaser”), have entered into the Patent Purchase Agreement, upon the terms and subject to the conditions of which the Company will sell, assign, transfer and convey to Patent Purchaser all right, title and interest the Company has in and to certain patents and patent applications of the Company; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain sponsors of Parent (the “Guarantors”) have executed and delivered to the Company, limited guarantees, dated as of the date of this Agreement, to and in favor of the Company pursuant to which each such Guarantor guarantees (up to the amount stated in the applicable guarantee) Parent’s obligations under Section 6.14(c), Section 6.15, Section 8.2(e) and Section 8.2(f) of this Agreement (such guarantees, collectively, the “Sponsor Guarantees”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain investors have executed and delivered to the Company commitment letters, dated as of the date of this Agreement, pursuant to which each such investor has issued one or more equity commitments, the proceeds of which may be used by Parent to fund the payment of the Merger Consideration (each such commitment letter, an “Equity Funding Letter”); and

WHEREAS, in connection with the execution and delivery of this Agreement, certain financial institutions have executed and delivered a commitment letter with respect to a debt facility (such commitment letter and the Fee Letters, collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“$” means United States dollars.

“Acquisition Agreement” has the meaning set forth in Section 6.3(d).

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer (whether in writing or otherwise) from any Person (other than Parent, Merger Sub or any Affiliate thereof) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 20% or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity security of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity security of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity security of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the Transactions and other than the transactions contemplated by the Patent Purchase Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Financing” has the meaning set forth in Section 6.14(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Applicable Antitrust Laws” has the meaning set forth in Section 6.7(a).

“Applicable Conditions” means all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and other than Section 7.2(d), each of which shall be capable of being satisfied at the Closing).

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority or any proceeding or appeal of such proceeding relating to Taxes.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Plans” means (i) all “employee benefit plans,” as defined in section 3(3) of ERISA, whether or not subject to ERISA, and (ii) all plans, contracts, agreements, programs, funds or arrangements of any kind (whether written or oral, qualified or nonqualified, registered or unregistered, funded or unfunded, foreign or domestic) providing for workers’ compensation, supplemental unemployment benefits, severance, salary continuation, retention, retirement or other savings, pension, superannuation or supplemental pension benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, bonuses, stock options, stock appreciation rights, phantom stock, stock purchases or other forms of incentive compensation, profit sharing or post-retirement insurance, compensation or benefits and any trust, escrow or similar agreement related thereto, in respect of any present or former employees, directors, executive officers, or shareholders of the Company or any of its Subsidiaries or Commonly Controlled Entities, established, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may incur any liability.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business” means the businesses of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Buyer Party” shall mean each of the Parent, Merger Sub, Financing Sources and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.3(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury Regulations promulgated thereunder.

“Commonly Controlled Entity” means any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (ii) which together with the Company or any of its Subsidiaries is treated as a single employer under section 414(t) of the Code.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.19.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company CSEs” means Company common stock equivalents.

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, with section numbers corresponding to the section numbers in this Agreement, provided that any information disclosed in the Company Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty; provided, however, that disclosure of any information or document in the Company Disclosure Schedule shall not be a statement or admission that it is material or required to be disclosed.

“Company Equity Plans” means the Company 1991 Stock Plan, as amended January 2004, the Company 2000 Stock Plan, as amended April 3, 2003 and May 13, 2008, the Company Nonstatutory 2000 Stock Option Plan, amended June 2001, the Company Stock Option Plan for Non-Employee Directors, as amended January 12, 1996 and as of April 3, 2003, the Company/SilverStream Software, Inc. 1997 Stock Incentive Plan, the Company/SilverStream Software, Inc./Bondi Software, Inc. Employee Stock Option Plan, as amended, effective November 1, 1999, the Company/SilverStream Software, Inc. 2001 Stock Incentive Plan, the Company 2009 Omnibus Incentive Plan, the 2009 Directors Deferral Plan, and the Stock-Based Deferred Compensation Plan, as amended and restated, effective January 1, 2009, and rights of directors of the Company to purchase Company Common Stock equivalents, as well as any plans governing any equity awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time.

“Company Financial Statements” has the meaning set forth in Section 4.5(b).

“Company Liability Limitation” has the meaning set forth in Section 9.11(c).

“Company Material Adverse Effect” means any change, effect, event, occurrence or development (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any Effect arising from or in connection with any of the following shall not constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) (1) changes or developments in the enterprise software industry, (2) changes or developments in the United States or the global economic or political condition, (3) changes or developments in the United States securities markets or (4) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, in the case of clauses (1), (2), (3) and (4), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to the other companies in the enterprise software industry; (B) the execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub or the pendency or consummation of the Transactions (including any cancellation of or delays in work for customers by customers, any reductions in sales by customers, any disruption in supplier, licensor, licensee, distributor, partner or similar relationships initiated by the other party to the relationship or any voluntary resignations of employees or consultants), (C) changes in GAAP, IFRS or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (D) any action required by Law or taken at the written request, including by e-mail, of an executive officer of Parent, (E) any change in market price or trading volume of the Company Common Stock or the Company’s credit rating, (F) any litigation brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of Laws in connection with the Proxy Statement or otherwise in connection with this Agreement, (G) any Effect to the extent it relates to the execution, delivery or performance of the Patent Purchase Agreement, the identity of Patent Purchaser or the transactions contemplated thereby, (H) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any predictions or expectations of the Company or of any securities analysts or (I) any Effect to the extent it arises from, or is the direct result of, actions taken, or caused to be taken, by the Company at the request of Parent pursuant to Section 6.15; provided that, in the case of each of the exceptions set forth in clauses (E) and (H), such exception shall not prevent or otherwise affect a determination that the underlying cause of such act or event is a Company Material Adverse Effect, unless such underlying cause would otherwise be excepted from this definition, or (ii) prevents the consummation of the Transactions on or before the End Date.

“Company Option” has the meaning set forth in Section 3.4(a).

“Company Organizational Documents” has the meaning set forth in Section 4.1.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Participant” has the meaning set forth in Section 4.9(h).

“Company Party” shall mean, each of the Company, the Subsidiaries and the former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Company Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” (as defined in section 3(2) of ERISA).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Products” means all product offerings, including all Software products of the Company and each of its Subsidiaries (i) that are being sold, licensed, or distributed by the Company or any of its Subsidiaries, as applicable, as of the date hereof, (ii) that were sold, licensed, or distributed by the Company or any of its Subsidiaries, as applicable, within the three (3) years prior to the date hereof and are supported by the Company or any of its Subsidiaries as of the date hereof, (iii) that the Company, or any of its Subsidiaries, is obligated to sell, license or distribute and (iv) any releases related to the product offerings described in (i) or (iii) contemplated as of the date hereof (in each case, excluding, for the avoidance of doubt, any third party Software).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company RSA” has the meaning set forth in Section 3.4(b).

“Company RSU” has the meaning set forth in Section 3.4(c)(i).

“Company SBDC Units” means stock-based deferred compensation units issued pursuant to the Novell Stock-Based Deferred Compensation Plan.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Source Code” means any material portion or aspect of the source code of Software of any Company Product.

“Company Stockholder Approval” has the meaning set forth in Section 4.18.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Welfare Plan” means each Benefit Plan that is an “employee welfare benefit plan” (as defined in section 3(1) of ERISA), whether or not subject to ERISA.

“Compliant” means, with respect to any Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in such Required Information, in light of the circumstances under which they were made, not misleading, (ii) the Company’s independent auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information and (iii) to the extent necessary or reasonably required in connection with the Debt Financing, (A) such Required Information is compliant in all material respects with the applicable requirements of Regulation S-K and Regulation S-X promulgated under the Securities Act for registered offerings of debt securities that would be customarily included in a preliminary offering memorandum or registration statement relating to such debt securities and (B) the financial statements and other financial information included in such Required Information are sufficient to permit (x) a registration statement using such financial statements to be declared effective by the SEC and (y) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including as to customary negative assurances and change period, to consummate any offering of debt securities.

“Confidentiality Agreement” means that certain non-disclosure agreement, dated April 20, 2010, as supplemented by the letter agreement dated July 8, 2010, and amended August 9, 2010, September 22, 2010, November 2, 2010 and November 21, 2010, by and between the Company and Wizard Holding Corporation, the parent company of Parent, as may be further amended, supplemented or otherwise modified from time to time.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Copyleft Software, that such Copyleft Software, or modifications or derivative works thereof: (i) be made available or distributed in source code form, or (ii) be licensed for the purpose of preparing derivative works or distribution at no fee. Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and, to the extent applied to Software, all Creative Commons “sharealike” licenses.

“Copyleft Software” means any Software subject to a Copyleft License.

“Copyrights” means all copyrights in works of authorship, databases and data collections, including in Software, web site content, music, compilations, collective works and derivative works of any of the foregoing, including moral rights, mask works, music rights, copyright registrations and applications therefore, and any renewals or extensions thereof.

“Customer License Agreements” means non-exclusive end user licenses to the Company Products in object code or scripting code form (which such licenses may include, for a given product, licenses to non-confidential source code included in the end user version of the product), directly or indirectly through third Person partners acting as sub-licensor, resellers, distributor, franchisee or other channel partners by the Company or any of its Subsidiaries in the ordinary course of business.

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“D&O Premium” has the meaning set forth in Section 6.6(b).

“Debt Commitment Letter” has the meaning set forth in the Recitals, as the same may be modified pursuant to Section 6.14(a).

“Debt Financing” has the meaning set forth in Section 5.6, as the same may be modified pursuant to Section 6.14(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Section 1.1.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” has the meaning set forth in Section 6.4(a).

“Employment Changes” has the meaning set forth in Section 6.4(h).

“End Date” has the meaning set forth in Section 8.1(b)(i), as the same may be modified pursuant to Section 6.14(a).

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Financing” has the meaning set forth in Section 5.6.

“Equity Funding Letter” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” has the meaning set forth in Section 5.6.

“Financing” has the meaning set forth in Section 5.6, as the same may be modified pursuant to Section 6.14(a).

“Financing Agreements” has the meaning set forth in Section 6.14(a).

“Financing Letters” has the meaning set forth in the Recitals, as the same may be modified pursuant to Section 6.14(a).

“Financing Source” means, in its capacity as such, any lender providing a commitment pursuant to the Debt Commitment Letter or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“FIRPTA Certificate” means a non-United States real property interest certificate described under Treasury Regulation section 1.1445-2(c)(3) that (i) includes the information described in Treasury Regulation section 1.897-2(h)(2), (ii) states that the Company is not a “United States Real Property Holding Company” as defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2, (iii) is signed by a duly authorized officer of the Company, and (iv) is dated no earlier than ten (10) days before the Effective Time, and no later than two (2) days before the Effective Time.

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental instrumentality, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

“Guarantors” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards.

“IP Contracts” has the meaning set forth in Section 4.8(a)(xii).

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” means the rights associated with or arising out of any of the following: (i) Patents, (ii) Trade Secrets, (iii) Copyrights, (iv) Trademarks, (v) domain names and uniform resource locators (URL), (vi) all registrations for any of the foregoing, and (vii) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world, but excluding economic and moral rights of authors and inventors in jurisdictions where such rights are inalienable.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals listed on Section 1.1(b) of the Company Disclosure Schedule.

“Knowledge of Parent” means such facts and other information that as of the date of determination are actually known to the President and Chief Executive Officer, Chief Financial Officer or General Counsel (or executives, partners or other officers serving analogous functions of each referenced position) of Parent.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, code or Order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.14(c).

“LGPL” means Lesser General Public License.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, joint or several, accrued or unaccrued, vested or unvested, liquidated or unliquidated, due or to become due, executory, determined, or determinable or otherwise whether or not required to be accrued, reserved against or otherwise reflected on financial statements or is disclosed or required to be disclosed on any schedule to this Agreement), including any liability for Taxes.

“Lien” has the meaning set forth in Section 4.2(d).

“LTI Cash Bonus Award” has the meaning set forth in Section 3.4(e).

“Marketing Period” means the first period of twenty (20) consecutive calendar days beginning on the first day following the mailing of the definitive Proxy Statement to the Company’s stockholders as of which (i) Parent shall have received the Required Information (including Required Information with respect to the Company’s fiscal year ended October 31, 2010) for the Debt Financing, (ii) such Required Information is Compliant and (iii) the Applicable Conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) or waived and during which period such Required Information, as may be supplemented or updated by the Company, remains Compliant and the Applicable Conditions continue to be satisfied or waived; provided, however, that the Marketing Period shall end on any such earlier date on which the Debt Financing has been funded pursuant to the terms of the Debt Commitment Letter (or applicable definitive agreement entered into pursuant to the Debt Commitment Letter) or would be funded if the Equity Financing were funded.

Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such consecutive twenty (20) calendar day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, or (y) the Company shall have failed to file any report with the SEC when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed. For the avoidance of doubt, after the Marketing Period has commenced, furnishing Parent with supplements or updates to the Required Information which Required Information was Compliant when furnished shall not be deemed to terminate the consecutive period then in effect; provided, however, that, if the managing underwriter or lead arranger, as applicable, for the Debt Financing advises Parent and the Company that, in the managing underwriter’s or lead arranger’s, as applicable, view, the information contained in any such update would have an adverse effect on the marketing of the Debt Financing, then the Marketing Period shall automatically be extended for such period of time, not to exceed fifteen (15) calendar days, as the managing underwriter or lead arranger, as applicable, may determine to be necessary or appropriate; provided further, however, that the Marketing Period may not be extended more than once pursuant to the foregoing proviso.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act (including crude oil or any other petroleum product and asbestos).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means $6.10, in cash.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Cash” shall mean cash and cash equivalents of the Company and its Subsidiaries equal to $1,030,000,000, in bank or investment accounts of the Company or any of its Subsidiaries, wherever located and regardless of currency (with foreign currency translated to U.S. dollars at the then-current exchange rates); provided, however, that, in each case, any cash equivalents or amounts held in investment accounts shall be counted toward Minimum Cash at the liquidation value thereof and only to the extent such amounts are readily convertible into cash; provided further, however, that such amount shall be reduced to the extent of any out-of-pocket reimbursement or indemnification amounts that the Company has not received but to which it is entitled to receive from Parent pursuant to Section 6.14(c) or Section 6.15, to the extent that such amounts, in the aggregate, exceed $5,000,000. Notwithstanding the obligations in Section 6.15, for purposes of this definition, out of pocket reimbursement or indemnification amounts shall not include any reduction to a Tax credit, net operating losses carryforward, capital loss carryforward, refund or other Tax item or attribute of the Company or any Company Subsidiary or any Taxes incurred in connection with Section 6.15.

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.9(g).

“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Company or any of its Subsidiaries primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA or the Code.

“Offering Documents” has the meaning set forth in Section 6.14(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Software” means any Software subject to an Open Source License.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, writ, ruling, determination, award or settlement (whether civil, criminal or administrative) enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property; provided, however, that “Order” shall not include administrative orders issued in jurisdictions outside the United States in connection with personnel changes effected by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule, delivered by Parent to the Company immediately prior to the execution of this Agreement, with section numbers corresponding to the section numbers in this Agreement, provided that any information disclosed in the Parent Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty; provided, however, that disclosure of any information or document in the Parent Disclosure Schedule shall not be a statement or admission that it is material or required to be disclosed.

“Parent Expenses” has the meaning set forth in Section 8.2(c).

“Parent Liability Limitation” has the meaning set forth in Section 9.11(c).

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of Parent or Merger Sub to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the Transactions.

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Parent Termination Fee” has the meaning set forth in Section 8.2(e).

“Past Company Products” has the meaning set forth in Section 4.12(f).

“Patent Purchase Agreement” means that certain Patent Purchase Agreement dated as of the date of this Agreement, between the Company and Patent Purchaser, attached to this Agreement as Exhibit A and as may be amended, supplemented or otherwise modified from time to time.

“Patent Purchase Antitrust Condition” means the condition set forth in Section 5.3(e) of the Patent Purchase Agreement.

“Patent Purchaser” has the meaning set forth in the Recitals.

“Patents” means domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Entity, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures, and moral and economic rights of inventors in any of the foregoing.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.11(a).

“Permitted Asset Liens” means (i) Liens for Taxes or assessments or other governmental charges not yet due and payable; (ii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation; (iii) pledges or deposits of money securing bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) inchoate and unperfected landlords’, workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of the Company or any of its Subsidiaries and any such Liens which may have been filed and/or perfected but which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; (v) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business; (vi) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party; (vii) zoning restrictions or recorded easements affecting the use of any real property or other minor irregularities in title (including leasehold title) affecting any real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the business of the Company and its Subsidiaries; or (viii) any Liens created by this Agreement or Liens arising from the actions of Parent or its Affiliates.

“Permitted Equity Liens” means any Liens created by this Agreement, Liens arising from the actions of Parent or its Affiliates or Liens arising under applicable securities Laws.

“Person” means any natural person or any corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust or other entity or organization, including any Governmental Entity or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Qualifying Proposal” means a bona fide proposal or offer constituting an Acquisition Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, more than 50% of the Company’s outstanding equity securities (or more than 50% of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, in which the aggregate consideration offered to the stockholders of the Company exceeds the aggregate Merger Consideration.

“Registered Intellectual Property” means any Intellectual Property that is the subject of a pending application, certificate, or registration issued, filed with, or recorded by any Governmental Entity, including any of the following: (i) issued Patents and pending Patent applications; (ii) Trademark registrations, renewals and pending applications; (iii) Copyright registrations and pending applications; and (iv) domain name and uniform resource locator registrations.

“Representatives” has the meaning set forth in Section 6.2.

“Required Information” means all financial and other pertinent information regarding the Company and its Subsidiaries as may be necessary or reasonably required by Parent or Merger Sub in connection with the Debt Financing and specifically designated by the Company for use in connection with the Debt Financing or incorporated in any Offering Document by reference to Company SEC Reports, including (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, in each case prepared in accordance with GAAP, for the three preceding fiscal years ended at October 31, 2010 and, for any subsequent fiscal year, within ninety (90) days after such fiscal year end, (B)

with respect to any fiscal quarter subsequent to the Company’s fiscal year ended at October 31, 2010 (other than any fiscal year end), GAAP unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter within forty-five (45) days after such fiscal quarter end, (C) pro forma financial information (other than pro forma financial information relating to Parent or its Affiliates, which shall be prepared by Parent), (D) audit reports and (E) other information and data regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K promulgated under the Securities Act for registered offerings of debt securities on Form S-1 (or any successor form) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in the case of clauses (C) through (E) assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made (but in any event including such information with respect to the Company’s fiscal year ended October 31, 2010), or as otherwise necessary to receive customary comfort letters from the Company’s independent auditors on the Company’s financial information contained in the Offering Documents, including as to customary negative assurances, to consummate any offering of debt securities contemplated by the Debt Commitment Letter.

“Retention LTI Cash Bonus Award” has the meaning set forth in Section 3.4(e).

“Retention RSU” has the meaning set forth in Section 3.4(c)(i).

“Sarbanes-Oxley Act” has the meaning set forth is Section 4.5(a).

“Satisfaction of Specified Conditions” means that, at the time of the applicable event (i) the Applicable Conditions (in each case other than any condition that has not been satisfied primarily as a result of actions taken or not taken by Parent in breach of its obligations under this Agreement where such breach would result in a failure of the condition set forth in Section 7.3(b)) and the Patent Purchase Antitrust Condition have been and continue to be satisfied or waived, (ii) to the extent Section 7.2(d) has not been waived, (A) nothing has occurred and no condition exists that could reasonably be expected to result in the condition set forth in Section 7.2(d) not being satisfied, (B) the Company has no good faith reason to believe after due inquiry to Microsoft Corporation as a representative of the Patent Purchaser that Patent Purchaser does not intend to close the transactions contemplated thereby consistent with the terms of the Patent Purchase Agreement and (C) the Company has no Knowledge, after due inquiry to Microsoft Corporation as a representative of the Patent Purchaser, of the Patent Purchaser’s intent or threat by the Patent Purchaser to claim that one of the conditions to the closing of the transactions contemplated by the Patent Purchase Agreement has not or will not be satisfied, (iii) the Marketing Period shall have expired and (iv) January 23, 2011 shall have passed.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the Nasdaq Global Select Market or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.

“Shares” has the meaning set forth in the Recitals.

“Significant Subsidiary” means any Company Subsidiary that qualifies as a “significant subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Software” means computer software, computer programs and databases in any form, including source code and object code.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Specified Contract” has the meaning set forth in Section 4.8(a).

“Specified Governmental Entities” means those entities listed in Section 1.1(b) of the Company Disclosure Schedule.

“Sponsor” means an equity investor party to an Equity Funding Letter.

“Sponsor Guarantees” has the meaning set forth in the Recitals.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not disregarded under Treasury Regulation section 301.7701-3 for United States federal tax purposes) (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means a bona fide proposal or offer constituting an Acquisition Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, more than 50% of the Company’s outstanding equity securities (or more than 50% of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all terms and conditions of such proposal and this

Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Tax” or Taxes” means (i) any and all federal, state, local, or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, environmental, windfall profits, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated taxes, custom, duties, fees, assessments and charges of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with all interest, penalties, fines, additions to tax or additional amounts imposed thereon by any Taxing Authority, whether disputed or not; (ii) any liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; and (iii) any liability in respect of any of the items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, or otherwise.

“Taxing Authority” means the IRS and any other Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trade Secrets” means trade secret rights and equivalent rights in confidential information and other non-public information, including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions (whether or not patentable), unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how, Software, and customer lists and information, each solely to the extent that they are protected as trade secrets by applicable Law.

“Trademarks” means all rights in trademarks, service marks, logos, trade dress and trade names, fictional business names, commercial names, certification marks, collective marks, and domain names indicating the source or origin of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations, renewals, and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Transactions” has the meaning set forth in the Recitals. For the avoidance of doubt, “Transactions” does not include any of the transactions contemplated by the Patent Purchase Agreement.

“United States” means the United States of America.

“WARN Act” has the meaning set forth in Section 4.16(c).

Section 1.2 Other Definitional Provisions; Interpretation. The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Novell, Inc.” and the registered agent of the Company shall be the registered agent of the Surviving Company, and as so amended shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, except that the name of the Surviving Company shall be “Novell, Inc.”, until thereafter amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(d) If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Transactions, then the executive officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1 Beacon Street, Boston, Massachusetts 02108, at 10:00 a.m. (Eastern time) on the later of (i) the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing and other than the condition set forth in Section 7.2(d), but subject to the satisfaction or waiver of all conditions including Section 7.2(d) at the Closing), provided however that if any condition is not satisfied or waived as of such second (2nd) Business Day, the Closing shall be rescheduled to the next Business Day upon which all of the conditions are so satisfied or waived; and (ii) the earlier of (a) a date specified by Parent on no fewer than two (2) Business Days’ notice to the Company and (b) the final day of the Marketing Period, or such other place and time or such other date as Parent and the Company may mutually determine in writing; provided, however, that in no event shall Parent be required to consummate the Transactions on or before January 23, 2011 (the date on which the Closing actually occurs is referred to as the “Closing Date”). On the Closing Date, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 2.3 Meeting of Stockholders to Approve the Merger; Preparation of the Proxy Statement.

(a) The Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and applicable Securities Exchange Rules, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no comments or no further comments, as the case may be, to the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable Laws. Subject to Section 6.3(e), the Company shall include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders entitled to vote thereon proxies to be voted at the Special Meeting sufficient under applicable Law to constitute the Company Stockholder Approval. The Company agrees that its obligations pursuant to the first two sentences of this Section 2.3(a) shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal or by the withdrawal or modification by the Company Board of the Company Board Recommendation.

(b) In accordance with applicable Law, the Company Charter and the Company Bylaws, as promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC in preliminary form a proxy statement relating to this Agreement, the Merger and the other Transactions (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish to the Company’s stockholders the information required to be provided to such stockholders pursuant to the DGCL and the Exchange Act. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after clearing comments received from the SEC, if any. Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever the Company becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff, and mailing to stockholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.

(c) If at any time prior to the Special Meeting any information relating to Parent or the Company, or any of their respective Subsidiaries, executive officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(d) At the Special Meeting, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and approval of the Transactions including the Merger.

ARTICLE III

CONVERSION OF EQUITY

Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Except as otherwise provided in Section 3.4(b), each Share issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to the Merger Consideration.

(b) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of non-voting common stock of the Surviving Company.

(c) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

(e) If at any time between the date hereof and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates and Book Entry Shares.

(a) At or promptly after the Closing, Parent shall deliver, or shall cause to be deposited, in trust, to Mellon Investor Services LLC or another paying agent reasonably acceptable to Parent (the “Paying Agent”), for the benefit of the holders of Shares at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares, in each case, which at the Effective Time were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which, in the case of Certificates, shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon (i) surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Book Entry Shares, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange the portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1, and any Certificates so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book Entry Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be in short-term obligations of the United States government with maturities of no more than three (3) months or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Consideration Fund in excess of the amounts payable to the Company stockholders pursuant to Section 3.1 shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) All Merger Consideration issued and paid upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, none of the Paying Agent, any party hereto or any of their respective Affiliates, directors, officers, employees or agents shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, or indemnity against any claim that may be made against Parent with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Shares of Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), in the event that appraisal rights shall be available for Shares pursuant to the provisions of the DGCL, any Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who is otherwise entitled to demand, and has properly demanded in writing, appraisal for such Shares in accordance with section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall (i) give Parent prompt notice of any notice received by the Company of the intent of any holder of Shares to demand appraisal of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to section 262 of the DGCL and received by the Company and (ii) keep Parent fully informed regarding all negotiations and proceedings with respect to the exercise of appraisal rights under section 262 of the DGCL, including providing Parent the opportunity to consult with the Company regarding the defense or settlement of any such appraisal demand, and giving due consideration to Parent’s advice with respect to such appraisal demand. The Company shall not settle any proceeding with respect to a demand for appraisal without the prior written consent of Parent.

(b) If any stockholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, such Shares shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, as set forth in Section 3.1(a), upon surrender of the Certificate(s) or transfer of the Book Entry Shares representing such Shares pursuant to Section 3.2, without interest.

Section 3.4 Treatment of Stock Options and Other Awards.

(a) Company Options. Prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Option”) under any Company Equity Plans shall become fully vested and exercisable. Each Company Option outstanding as of the Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any Company Option, shall be cancelled immediately prior to the Effective Time. In exchange for the cancellation of each such Company Option, such Company Option shall be converted into a right to receive from the Company, a lump sum cash payment payable to the holder thereof, without interest, equal to the product obtained by multiplying (x) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, by (y) the number of shares of Company Common Stock issuable upon exercise of such Company Option (with such payments to be subject to any applicable Tax withholding in accordance with Section 3.5). The Surviving Company may make any lump sum cash payments required pursuant to this Section 3.4(a) on behalf of the Company. Parent and the Surviving Company shall use reasonable best efforts to cause any lump sum cash payments required pursuant to this Section 3.4(a) to be paid within thirty (30) Business Days from the date upon which the Effective Time occurs.

(b) Company RSAs. Each award entitling the recipient to retain, upon vesting, shares of Company Common Stock granted under a Company Equity Plan (“Company RSA”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Closing and without any action on the part of any holder of any Company

RSA, be cancelled immediately prior to the Effective Time. In exchange for the cancellation of each such Company RSA, such Company RSA shall be converted into a right to receive from the Company, a lump sum cash payment payable to the holder thereof, without interest, equal to the product obtained by multiplying (x) the Merger Consideration by (y) the number of shares of Company Common Stock constituting such Company RSA. The Surviving Company may make any lump sum cash payments required pursuant to this Section 3.4(b) on behalf of the Company. Parent and the Surviving Company shall use reasonable best efforts to cause any lump sum cash payments required pursuant to this Section 3.4(b) to be paid within thirty (30) Business Days from the date upon which the Effective Time occurs. The payments to be made pursuant to the preceding portion of this Section 3.4(b) will be subject to any applicable Tax withholding in accordance with Section 3.5.

(c) Company RSUs.

(i) Other than with respect to the restricted stock units set forth in Section 3.4(c)(i) of the Company Disclosure Schedule (each such restricted stock unit, a “Retention RSU”), each restricted stock unit entitling the recipient to receive, upon vesting, shares of Company Common Stock granted under a Company Equity Plan (“Company RSU”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Closing and without any action on the part of any holder of any Company RSU, be cancelled immediately prior to the Effective Time. In exchange for the cancellation of each such Company RSU, such Company RSU shall be converted into a right to receive from the Company, a lump sum cash payment payable to the holder thereof, without interest, equal to the product obtained by multiplying (x) the Merger Consideration by (y) the number of shares of Company Common Stock underlying such Company RSU. The Surviving Company may make any lump sum cash payments required pursuant to this Section 3.4(c)(i) on behalf of the Company. Parent and the Surviving Company shall use reasonable best efforts to cause any lump sum cash payments required pursuant to this Section 3.4(c)(i) to be paid within thirty (30) Business Days from the date upon which the Effective Time occurs (but in any event within the period required by section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Treasury Regulations section 1.409A-1(b)(4)). The payments to be made pursuant to the preceding portion of this Section 3.4(c)(i) will be subject to any applicable Tax withholding in accordance with Section 3.5.

(ii) Other than as set forth in Section 3.4(c)(ii) of the Company Disclosure Schedule, each Retention RSU that is outstanding immediately prior to the Effective Time shall, by virtue of the Effective Time and without any action on the part of any holder of such Retention RSU and pursuant to the terms of the agreements in effect with respect to Retention RSUs, be converted at the Effective Time into the right to receive an amount in cash, without interest, equal to the Merger

Consideration with respect to each share of Company Common Stock subject to such Retention RSU, which amount shall be paid out subject to and in accordance with the existing vesting schedule of such Retention RSU (including any provisions providing for early termination and acceleration of vesting upon a termination of employment).

(d) Prior to the Effective Time, the Company shall take all actions necessary such that (i) no Person has any rights to acquire Company Common Stock, any equity security or any security exercisable or exchangeable for any equity security of the Parent or any of its Subsidiaries (including the Surviving Company) pursuant to any Benefit Plan following the Effective Time, (ii) as of the Effective Time, the Company Equity Plans shall be terminated and (iii) all actions to be taken as contemplated by this Section 3.4 shall be in compliance with and not in violation of Law.

(e) Long Term Incentive Cash Bonus Awards. Prior to the Effective Time, the Company shall pay in cash to the holder of each long term incentive cash bonus award (“LTI Cash Bonus Award”) set forth on Section 3.4(e)(i) of the Company Disclosure Schedule the full amount of such award. The payments to be made pursuant to the preceding portion of this Section 3.4(e) will be subject to any applicable Tax withholding in accordance with Section 3.5. Each retention long term incentive cash bonus award (“Retention LTI Cash Bonus Award”) as set forth on Section 3.4(e)(ii) of the Company Disclosure Schedule that is outstanding immediately prior to the Effective Time shall, by virtue of the Effective Time and without any action on the part of any holder of such award and pursuant to the terms of the agreements in effect with respect to Retention LTI Cash Bonus Awards, remain outstanding and shall be paid out subject to and in accordance with the existing vesting schedule of such Retention LTI Cash Bonus Award (including any provisions providing for early termination and acceleration of vesting upon a termination of employment).

(f) Prior to the Effective Time, the Company shall take such actions as it determines to be reasonably necessary in order to equitably adjust, effective as of the Effective Time, each deferral under each of the Novell, Inc. Stock-Based Deferred Compensation Plan and the Novell, Inc. 2009 Directors Deferral Plan which is denominated in shares of Company Common Stock to provide that each such deferral shall, from and after the Effective Time, equal an amount equal to the Merger Consideration multiplied by the number of notional shares of Company Common Stock previously subject to such deferral.

Section 3.5 Withholding Tax. Each of Merger Sub, the Surviving Company, Parent and the Paying Agent shall deduct or withhold from the consideration payable to any Person pursuant to Articles II or III such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law; provided that, if the Company delivers to Parent a fully executed FIRPTA Certificate on or before ten (10) calendar days after mailing of the Proxy Statement to the Company’s stockholders (and recertified upon request of Parent as of a later date that is no less than thirty (30) calendar days prior to the Closing), none of Merger Sub, the Surviving Company, Parent and the Paying Agent shall deduct or withhold from such consideration any amounts under section 1445 of the Code. If Merger Sub, the Surviving Company, Parent or the Paying Agent, as the case may be, withholds any amounts in accordance with this Section 3.5, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Company Parent or the Paying Agent, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Schedule or (ii) disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, or any Company SEC Report filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided that the exception provided for in this clause (ii) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Company SEC Report filed prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation and warranty set forth herein, the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 4.1 Organization. Each of the Company and each Company Subsidiary is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company (as amended through the date of this Agreement, the “Company Bylaws” and together with the Company Charter, the “Company Organizational Documents”) and the equivalent organizational documents (including all partnership, limited liability company or similar agreements) of the Company’s Subsidiaries, in each case as amended through the date of this Agreement. The Company is not in violation of any provision of the Company Organizational Documents and no Subsidiary of the Company is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents (including all partnership, limited liability company or similar agreements).

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 600,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”). At the close of business on November 19, 2010, (i) 351,577,189 shares of Company Common Stock, including Company RSAs, were issued and outstanding (88,620 shares of Company Common Stock were issued with respect to Company RSAs, and such were the only shares of Company Common Stock outstanding and subject to vesting or other forfeiture restrictions or a right of repurchase by the Company as of such time), (ii) 15,094,092 shares of Company Common Stock were held by the Company in its treasury, and (iii) an aggregate 30,824,148 shares of Company Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Company Equity Plans of which (A) 21,859,189 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options, (B) 7,503,500 shares of Company Common Stock were underlying outstanding Company RSUs other than Retention RSUs, (C) 1,258,346 shares of Company Common Stock were underlying outstanding Retention RSUs, (D) 62,375 shares of the Company Common Stock were underlying outstanding Company CSEs and (E) 140,738 shares of the Company Common Stock were underlying outstanding Company SBDC Units. At the close of business on November 19, 2010, no shares of Company Preferred Stock were issued and outstanding.

(b) All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms of the Company Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(a) or Section 4.2(b) of the Company Disclosure Schedule and for changes resulting from the exercise of the Company Options outstanding as of the date hereof or issued hereunder as permitted pursuant to Section 6.1, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock or other equity interest or voting securities of the Company, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive shares of Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company or (v) other equity interest or voting securities of the Company. No Company Subsidiary owns any shares of Company Common Stock.

(c) Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on November 17, 2010, the authorized and outstanding capital stock (or other equity interests) of each of the Company’s Subsidiaries and the record owners of such outstanding capital stock (or other equity interests). None of the companies noted on Section 4.2(c) of the Company Disclosure Schedule are variable interest entities or potential variable interests entities (including implicit variable interest entities). Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no (i) shares of capital stock or other equity interests or voting securities of any of the Company Subsidiaries authorized, issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of the Company Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in any Company Subsidiary or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating any Company Subsidiary to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the capital stock or other equity interest or voting securities of any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards or other equity interests or voting securities issued or granted by any Company Subsidiary to any current or former director, executive officer, employee or consultant of any Company Subsidiary or (v) other equity interest or voting securities of any Company Subsidiary.

(d) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009 includes all of the Significant Subsidiaries of the Company in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for Permitted Equity Liens.

(e) Neither the Company nor any Company Subsidiary directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than a Subsidiary of the Company).

(f) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

(g) Section 4.2(g) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the number of shares subject to each outstanding Company Option and the exercise price of each such Company Option.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Company Stockholder Approval, the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) violate any provision of the Company Charter or the Company Bylaws, (ii) violate any provision of the equivalent organizational documents of any of the Company Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien (other than any Liens created as a result of any actions taken by Parent) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iv) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (v) other than in connection with or compliance with applicable requirements of (A) the DGCL, (B) the HSR Act and other Antitrust Laws, (C) Securities Exchange Rules and (D) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii), (iv) and (v), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed all reports and other documents required to be filed or furnished by it with or to the SEC since October 31, 2007 (as such reports and other documents may have been amended through the date hereof, the “Company SEC Reports”). As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last amendment), each of the Company SEC Reports (i) complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act, the Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to such Company SEC Report and (ii) did not contain when filed, or as so amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements included in the Company SEC Reports, in each case including any related notes thereto (the “Company Financial Statements”), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q promulgated under the Exchange Act). The consolidated balance sheets (including the related notes) included in the Company Financial Statements fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the consolidated results of their operations, stockholders’ equity and cash flows for the respective periods then ended. Since the Balance Sheet Date (as defined below), there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as may be required by any Governmental Entity or change in applicable Law.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) are reasonably designed and maintained to ensure that information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed and reported, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has heretofore furnished to Parent complete and correct copies of the Company’s final report to the audit committee of the Company Board for the fiscal years ended October 31, 2008 and October 31, 2009, and subsequent quarterly updates, if any, in each case in respect of the matters described in the immediately preceding sentence.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(f) No Company Subsidiary is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.6 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, except for (a) Liabilities incurred in the ordinary course of business since July 31, 2010 (the “Balance Sheet Date”), (b) Liabilities that are disclosed prior to the date of this Agreement in the Company SEC Reports incurred in connection with the Transactions or otherwise as contemplated by this Agreement, (c) Liabilities that would not have a Company Material Adverse Effect or (d) Liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet of the Company as of the Balance Sheet Date or in the notes thereto in the Company SEC Reports.

Section 4.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted the Business only in the ordinary course of business, (b) there has not been a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 6.1(d) or Section 6.1(e).

Section 4.8 Specified Contracts.

(a) Except for this Agreement, the Patent Purchase Agreement and the Contracts filed prior to the date of this Agreement as exhibits to the Company SEC Reports, Section 4.8 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each Contract to which the Company or any of its Subsidiaries is a party:

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) that contains any non-competition or other agreement that limits the ability of the Company or any Company Subsidiary to compete in any line of business, in any geographic area or with any Person, which limitation would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, and other than distribution arrangements for specific geographic areas that Company enters into in the ordinary course of business;

(iii) that would, individually or in the aggregate, prevent, materially delay or materially impair the Company’s ability to consummate the Transactions;

(iv) that is (A) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or securing, as applicable, a principal amount of indebtedness for borrowed money of the Company and the Company Subsidiaries in excess of $1,500,000 outstanding on the date hereof, other than intercompany agreements, or (B) a guarantee of indebtedness for borrowed money of any third party with potential liability thereunder in excess of $1,500,000, other than intercompany agreements;

(v) that is for the sale of any of its assets after the date hereof in excess of $1,500,000, other than the license of products and sale of services in the ordinary course of business;

(vi) under which the Company and the Company Subsidiaries are required to make annual capital expenditures after the date hereof in excess of $1,500,000;

(vii) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company and the Company Subsidiaries, which right would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole;

(viii) other than intercompany agreements, (A) for the furnishing of services or the licensing of products (other than pursuant to a Customer License Agreement) under which the Company or any Company Subsidiary has the right to receive consideration in excess of $1,500,000 in any twelve (12) month period after the date hereof, (B) for the receipt of third party services or for the purchase of supplies, products, or other personal property, in each case after the date hereof, which requires payment by the Company or any Company Subsidiary of consideration in excess of $1,000,000 in any twelve (12) month period after the date hereof, or (C) including the licensing or sublicensing of or right to distribute, Company Products through or with resellers, distributors, franchisees or other similar channel partners and under which the Company or any Company Subsidiary has the right to receive consideration in excess of $2,000,000 in any twelve (12) month period;

(ix) pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture or other similar arrangement with any Person other than the Company or a majority owned Company Subsidiary, which arrangement would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole;

(x) that is a severance agreement, retention agreement or employment agreement or other Contract with or in relation to an employee or former employee, executive officer or director of the Company or any Company Subsidiary providing for (under any circumstances) aggregate compensation in excess of $300,000 from the Company or any Company Subsidiary in any twelve (12) month period after the date hereof;

(xi) that requires material future payments or expenditures relating to cleanup, abatement, remediation or similar actions in connection with material environmental liabilities incurred by the Company or any Company Subsidiary;

(xii) other than intercompany agreements, pursuant to which the Company or any Company Subsidiary (A) is granted or obtains any right to use any material Intellectual Property, except for off-the-shelf Software, for which Intellectual Property the Company or any Company Subsidiary is or is reasonably expected to be obligated to make payments in excess of $200,000 per year, (B) except as set forth in (A)

above, is restricted in its right to use or register any Company Owned Intellectual Property, which restriction would be reasonably expected to be material to the Company and the Company Subsidiaries taken as a whole, (C) discloses or otherwise agrees to give access to material and confidential Company Source Code, (other than Contracts (1) entered into with third party developers or consultants related to development of the Company Products at the Company or a Company Subsidiary’s direction, with third parties that receive Company Source Code in order to develop products compatible with any Company Products, or with escrow agents, and (2) Contracts related to the Novell Embedded Systems Technology (NEST)), or (D) has agreed to assign, transfer or sell ownership rights in or with respect to any material Company Owned Intellectual Property (collectively, the “IP Contracts”);

(xiii) is a material Customer License Agreement pursuant to which the Company received over $2,000,000 in revenue in the Company’s fiscal year 2009;

(xiv) that provides for the pending or future acquisition or disposition of any business or any material assets other than in the ordinary course of business (whether by merger, sale of stock or assets or otherwise) and involves consideration in excess of $1,500,000; or

(xv) that is a collective bargaining agreement between the Company or any of its Subsidiaries and a labor union that was negotiated by the Company or any of its Subsidiaries.

Each such Contract described in clauses (i)-(xv) is referred to herein as a “Specified Contract”.

(b) As of the date hereof, except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is (and, to the Knowledge of the Company, no other party is) in breach or default under any Specified Contract (and no event has occurred with which notice or lapse of time or both would constitute a default or violation by the Company or any of the Company Subsidiaries thereunder), (ii) each of the Specified Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company or a Company Subsidiary (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and to the Knowledge of the Company, of the other parties thereto, and (iii) neither the Company nor any of the Company Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate, any Specified Contract. The Company has made available to Parent true and complete copies of each Specified Contract, including all material amendments thereto.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each material Benefit Plan. The Company has made available to Parent true and complete copies of (i) each Benefit Plan covering United States employees (or, in the case of any material unwritten Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the IRS with respect to each Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required by applicable Law, (iv) the most recent determination letter from the IRS (or any pending application for a determination letter) with respect to any of the Benefit Plans and (v) each currently effective trust agreement or other funding vehicle relating to any Benefit Plan covering United States employees.

(b) Each Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable Laws. All material contributions, including participant contributions, and material benefit payments required under each Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plan and applicable Law, including any payments necessary for purposes of insolvency protection as may be required under applicable Law. To the Knowledge of the Company, all pension increases to be made under German Law pursuant to section 16 of the Company Pension Act have been made by the respectively obliged German Subsidiaries which did not avail themselves of the right to omit a pension increase.

(c) Within the six (6)-year period ending on the date hereof, none of the Company, any Company Subsidiary or any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in section 3(40) of ERISA or section 413 of the Code. No Benefit Plan is a “multiemployer plan,” as that term is defined in section 3(37) of ERISA. Neither the Company, its Affiliates nor any Commonly Controlled Entity will, as a result of the Transactions, assume, incur or retain any Liability under a Benefit Plan with respect to a Benefit Plan that is (i) a multiemployer plan, (ii) a “multiple employer plan” (within the meaning of section 413(c) of the Code) or (iii) single employer plan or other pension plan subject to Title IV or section 302 of ERISA or section 412 of the Code.

(d) Each Company Pension Plan that is intended to comply with the provisions of section 401(a) of the Code has received a favorable determination letter from the IRS with respect to its qualification, and, to the Knowledge of the Company, no event has occurred that is reasonably expected to adversely affect the qualification of such Company Pension Plan, adversely or materially increase the costs relating thereto or require security under section 307 of ERISA.

(e) No Company Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (x) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (y) where the benefit is required by section 4980B of the Code or similar state law. The Company and the Company Subsidiaries have complied in all material respects with the health care continuation requirements of section 601, et. seq. of ERISA with respect to current and former employees and their spouses, former spouses and dependents.

(f) No Company Participant has received or is reasonably expected to receive any payment or benefit from the Company or any Company Subsidiary that would be nondeductible pursuant to section 280G of the Code.

(g) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to section 409A of the Code is, and has been operated in such manner as to be, in material compliance with section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) entitle any current or former employee, executive officer, director or consultant of the Company or any Company Subsidiary (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant (except as contemplated by this Agreement), (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Benefit Plan or (iv) result in any breach or violation of, or a default under, any Benefit Plan.

(i) Each Non-U.S. Plan has been maintained in material compliance with its terms and the requirements of all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Plan have been timely made and all contributions required to be made for purposes of insolvency protection to any pension insurance have been timely made. All German company pension Liabilities, as defined on the basis of applicable GAAP, are covered by equivalent back-up insurances (Rückdeckungsversicherungen) or otherwise covered with underlying assets or funding, and all closures or amendment of German pension Benefit Plans were made in accordance with German Law.

(j) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any material Order with any Governmental Entity relating to employees or employment practices.

Section 4.10 Litigation. There is no action, claim, suit, proceeding, arbitration or governmental investigation pending against or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets or any executive officer, director or employee of the Company or any Company Subsidiary in such capacity that would have a Company Material Adverse Effect. There is no Order outstanding against the Company or any Company Subsidiary that would have a Company Material Adverse Effect. As of the date hereof, Section 4.10 of the Company Disclosure Schedule sets forth (i) each Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets, and (ii) action, claim, suit, proceeding or governmental investigation pending against, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets, or any officers, directors, or employees of the Company or any Company Subsidiary in such capacity, other than with respect to clause (i) or (ii), any such Orders, actions, claims, suits, proceedings or governmental investigations as would not have a Company Material Adverse Effect.

Section 4.11 Compliance with Law; Permits.

(a) Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Entities required to operate the Business as conducted as of the date hereof (collectively, the “Permits”). Neither the Company nor any Company Subsidiary is in violation of, or in noncompliance with, any Permit, except where such violation or noncompliance would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof.

(b) Each of the Company and the Company Subsidiaries has been operated at all times in compliance with all Laws and Orders applicable to the Company or any Company Subsidiary or by which any property, business or asset of the Company or any Company Subsidiary is bound or affected other than any such failures to comply which would not have a Company Material Adverse Effect.

(c) Notwithstanding the foregoing, this Section 4.11 shall not be deemed to relate to employee benefit matters, Taxes, environmental matters or labor and employment matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property included in the Company Owned Intellectual Property as of the date on the Company Disclosure Schedule (the “Company Registered Intellectual Property”). For each listed item, Section

4.12(a) of the Company Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is patented or registered, the patent or registration number, the status (e.g., active, abandoned, etc.) of such Intellectual Property, and the filing or registration dates thereof.

(b) Except as stated on Section 4.12(b) of the Company Disclosure Schedule, all of the Company Owned Intellectual Property is wholly and exclusively owned by the Company or one of its Subsidiaries, and is free and clear of all pledges and security interests, other than pledges and security interests that would not have a material effect on the operation of the Business.

(c) The Company or a Company Subsidiary exclusively owns is licensed or otherwise has the right to use material Intellectual Property of the Company Products, and neither the Company nor any Company Subsidiary has sold, transferred, assigned or otherwise disposed of any ownership rights or interests therein or thereto (other than by way of abandonment or non-payment of maintenance fees of patents or trademarks in the Company Products in the ordinary course of business consistent with past practice, and other than to the Company or any Company Subsidiary). For the avoidance of doubt, nothing in this Section 4.12(c) is intended to constitute a representation or warranty that the Company Products do not infringe on any Intellectual Property owned by a third party.

(d) No Person who has licensed Intellectual Property to the Company or any Company Subsidiary has ownership rights to any material improvements, material derivative works, or other material modifications made by the Company or any Company Subsidiary in such Intellectual Property used or held for use in Company Products, except for Open Source Software that is incorporated into Company Products.

(e) To the Knowledge of the Company, as of the date hereof, all material use and distribution of Open Source Software of the Company Products by the Company is in material compliance with the Open Source Licenses applicable to such use and distribution, including, without limitation, all copyright notice and attribution requirements; for example, the Company Products that link with works distributed under the LGPL link to such works using a shared library or other compliant mechanism, as described in the LGPL. Section 4.12(e) of the Company Disclosure Schedule lists all RPMs for SUSE Linux Enterprise Server version 11 for which GPL version 3 is the primary applicable Open Source License.

(f) To the Knowledge of the Company, the operation by the Company and its Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Company Products and any Company Products sold, licensed or distributed within the past three (3) years (“Past Company Products”) does not and did not (i) infringe or misappropriate, or infringed or misappropriated, the Intellectual Property rights of any Person (other than a breach, expiration or termination of a Contract that would not have a material effect on the operation of the Business) or (ii) constitute unfair competition or trade practices under applicable Laws. Except as described in Section 4.12(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received in the last two (2) years any notice from any Person claiming or suggesting that operations or any Company Product or Past Company Product (A) infringes or misappropriates the Intellectual Property rights of any Person, (B) constitutes or constituted unfair competition or trade practices under applicable Laws, or (C) that a license to third party Intellectual Property is or was required in connection with operation by the Company and the Company Subsidiaries of their businesses or in connection with any Company Product or Past Company Product, except where the failure to procure such license would not have a material effect on the operation of the Business.

(g) Each issued or registered item of the Company Registered Intellectual Property (i) is, to the Knowledge of the Company, valid and (ii) except as would not be expected to have a material effect on the operations of the Business, is subsisting, and no registration, application, annuity, maintenance and renewal fees in connection with any Company Registered Intellectual Property are overdue and all necessary documents and articles in connection with such Company Registered Intellectual Property (whether or not issued) have been filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining and recording the full chain of ownership for the Company Registered Intellectual Property into the name of the Company or a Company Subsidiary.

(h) Except as would not have a material effect on the operations of the Business, and except pursuant to a Specified Contract listed in Section 4.8(a)(xii)(C) of the Company Disclosure Schedules, none of the Company, any Company Subsidiary or any other party acting on behalf of the Company or any Company Subsidiary has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party (other than pursuant to Contracts (i) entered into with third party developers or consultants related to development of the Company Products at the Company or a Company Subsidiary’s direction, with third parties that receive Company Source Code in order to develop products compatible with any Company Products or with escrow agents (in each case under a non-disclosure agreement if confidential Source Code is disclosed), and (ii) Contracts related to the Novell Embedded Systems Technology (NEST) under a non-disclosure agreement if confidential Source Code is disclosed): (1) any confidential Company Source Code owned by the Company other than under a non-disclosure agreement or (2) any non-confidential Company Source Code owned by the Company other than pursuant to an Open Source License or other Contract that conveys a license to Company Source Code. As of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any other party acting on behalf of the Company or any Company Subsidiary, including an escrow agent of any material Company Source Code other than as described in the first sentence of this paragraph or pursuant to a Specified Contract listed in Section 4.8(a)(xii)(C) of the Company Disclosure Schedules. Section 4.12(h) of the Company Disclosure Schedule identifies each Contract under which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent, as of the date hereof, any material confidential Company Source Code. To the Knowledge of the Company, neither the execution of this Agreement nor the consummation of the Merger or any of the other Transactions, in and of itself, would reasonably be expected to result in the release of any material Company Source Code from or into escrow.

(i) Neither the Company nor any of its Subsidiaries is bound to any Contract that will cause as a result of this Agreement or the Transactions: (i) Parent, Merger Sub, the Company or any of its Subsidiaries to grant to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, Parent, Merger Sub, the Company or any of its Subsidiaries, or (ii) Parent, Merger Sub, the Company or any of its Subsidiaries to be obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions, provided, in each of clauses (i) and (ii), any result affecting Parent or Merger Sub in the manner described in such clauses must be solely related to the acquisition of, and future ownership by, Parent or Merger Sub of the Company or any of its Subsidiaries as contemplated by this Agreement or the Transactions and shall not, under any circumstances, result from any other Contract or arrangement to which Parent, Merger Sub or any Subsidiary of Parent is a party.

(j) The Company and each of its Subsidiaries has taken commercially reasonable measures to protect the Company’s or such Subsidiary’s rights in the Trade Secrets owned by the Company or such Subsidiary. Except as otherwise set forth in Section 4.12(j) of the Company Disclosure Schedule, and to the Knowledge of the Company as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any agreement with any standards bodies that would obligate the Company or any of its Subsidiaries to grant licenses or rights to or otherwise impair its control, enforcement or use of any material Company Owned Intellectual Property, or material Company Products owned by the Company or any of its Subsidiaries.

(k) The Company has taken commercially reasonable measures to prevent in any of the Company Products, the inclusion of computer code: (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit the Company or any third party to access such Software (except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit the Company or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines or mechanisms that would cause the Software to damage or corrupt data, storage media, programs, equipment or communications. To the Knowledge of the Company, and as of the date hereof, no Company Products currently contain such codes.

(l) The Company has taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its critical business data.

(m) To the Knowledge of the Company, and except as would not have a material effect on the operation of the Business, no terminal disclaimers are in effect that relate to both (i) any Patent transferred in the Patent Purchase Agreement and (ii) any Patent included in the Company Owned Intellectual Property.

(n) The Company’s representations and warranties made under this Section 4.12 are qualified for all purposes by the obligations under the Patent Purchase Agreement and the transactions contemplated thereunder.

Section 4.13 Taxes. Except as would not have a Company Material Adverse Effect:

(a) (i) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have been timely filed (taking into account any extension of time within which to file), (ii) each such Tax Return was true, complete and correct when filed, (iii) the Company and each of its Subsidiaries has paid, or has withheld and submitted to the appropriate Governmental Entity, all Taxes (whether or not shown as due on such Tax Returns), other than Taxes being contested in good faith by appropriate proceedings, (iv) no Audits in respect of the Company or any of its Subsidiaries are presently pending, (v) there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for Taxes not yet due and payable and (vi) no deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(b) Except as more fully described in Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation, (ii) any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision under state, local or foreign Law), as a transferee or successor, by Contract, allocation or indemnity agreement, arrangement or otherwise and (iii) ever been a party to, subject to or bound by any Tax sharing, allocation or indemnity agreement, arrangement or similar contract (other than between or among the Company and any of its Subsidiaries immediately prior to the Merger).

(c) To the Knowledge of the Company, no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary, respectively, is or may be subject to taxation by that jurisdiction.

Section 4.14 Tangible Assets.

(a) As of the date hereof, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, the real properties and other tangible assets necessary for the conduct of the Business, as currently conducted. As of the Closing Date, except as would not have a Company Material Adverse Effect, the Company, and/or one or more of the Company Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, the real properties and other tangible assets necessary for the conduct of the Business, as currently conducted.

(b) Section 4.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”) that is material to the Company or any of its Subsidiaries.

(c) Section 4.14(c) of the Company Disclosure Schedule contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any of its Subsidiaries as of the date hereof (including improvements thereon, the “Leased Real Property”) that is material to the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property (or, as to Owned Real Property or Leased Real Property located outside of the United States, such corresponding real property interest as is customarily held in the applicable foreign jurisdiction) and (ii) each such fee simple title and leasehold estate held by the Company or such Subsidiary is held free and clear of all Liens, other than Permitted Asset Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

Section 4.15 Environmental.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary comply and have complied with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under such Laws to operate as it currently operates; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or any Company Subsidiary, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or any Company Subsidiary under any applicable Environmental Laws and (iii) neither the Company nor any Company Subsidiary has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or otherwise. There are no actions, claims, suits, proceedings or investigations arising under Environmental Laws pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the Company and the Company Subsidiaries have made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of the Company or any Company Subsidiary and applicable to the Company and the Company Subsidiaries.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 4.16 Labor Matters.

(a) The Company and each of its Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment, employment practices (including those related to sex discrimination, equal pay, race relations, disability discrimination, minimum wages, maximum working time, data protection and transfers of undertakings), discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, employees’ representative rules and occupational safety and health and employment practices, except for any noncompliance that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no employee, director or executive officer of the Company or any of its Subsidiaries is in violation, in any material respect, of any term of any employment agreement, non-disclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer. To the Knowledge of the Company, the Company and each of its Subsidiaries has paid in full to all employees, former employees, directors, executive officers, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other material compensation due to such employees, former employees, directors, executive officers, independent contractors and consultants (other than amounts due and scheduled to be paid, in the ordinary course of business, on the Company’s or any of its Subsidiary’s next regularly scheduled payroll date), and has made all required deductions for social security contributions and income Tax and paid such deductions as required to the relevant authorities.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, including by Company practice, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries with respect to any Person employed by the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries currently has any duty to bargain with any labor union. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize employees of the Company or any Company Subsidiary, and there are no activities related to the establishment of a works council representing employees of the Company or its Subsidiaries. There is no material dispute with any works council or comparable employee representation body, and there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries, current, pending or, to the Knowledge of the Company, threatened. There is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened. The Company has made available to Parent copies of each material written agreement between the Company or any of its Subsidiaries and a works council, in each case that was negotiated by the Company or any of its Subsidiaries and as in effect as of the date of this Agreement.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “mass layoff” or “plant closing” (as defined in the WARN Act) to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Government Entity. The Company and its Subsidiaries have not caused any of their respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to this Agreement.

(d) To the Knowledge of the Company, no investigation of the Company or any of its Subsidiaries by any Governmental Entity responsible for the enforcement of labor or employment or social security laws is pending in respect of any employment matters (including investigations regarding potential in-fact employment relationships with Person providing services as contractors or freelancers), and neither the Company nor any of its Subsidiaries has been informed by any such Governmental Entity that it intends to conduct such an investigation.

(e) There are no pending material arbitration proceedings, material settlements or material proceedings before any court in connection with any employees, former employees, employees’ representatives such as any works council, or trade union against the Company or any Company Subsidiary and, to the Knowledge of the Company no such proceedings are threatened in writing.

(f) In connection with the employees of the Company Subsidiaries incorporated in the United Kingdom, in the last twelve (12) months (i) no detrimental changes have been made unilaterally to the employees’ terms and conditions of employment; (ii) no complaints have been raised by any of the employees in respect of any changes to their terms and conditions of employment; (iii) no dismissals have taken place in respect of any such changes and there are no proposed dismissals in this respect; and (iv) there have been no collective redundancy dismissals.

(g) Each of the Company Subsidiaries incorporated in India is in compliance with the provisions of the Indian labor/employee related legislations, including, without, limitation, Industrial Disputes Act, 1947, Contract Labour (Regulation and Abolition) Act, 1970 and the relevant Shops and Establishments Act, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true and correct copy of the J.P. Morgan engagement terms with respect to the Transactions has been provided to Parent.

Section 4.18 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary for the Company to adopt this Agreement and approve the Transactions.

Section 4.19 Company Board Recommendation. At a meeting duly called and held, the Company Board has adopted resolutions in which it (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger and the other Transactions, (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (collectively (i) and (ii), the “Company Board Recommendation”) and (iii) directed that the adoption of this Agreement be submitted to a vote at the Special Meeting. The Company Board Recommendation has not been amended, rescinded or modified other than as permitted by Section 6.3(e).

Section 4.20 Proxy Statement.

(a) The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.20 will not be deemed to relate to statements or omissions in the Proxy Statement based upon information furnished or caused to be furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.21 Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, J.P. Morgan Securities Inc., an opinion, on or prior to date hereof, to the effect that, as of the date of such opinion and based upon and subject to various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to the Merger is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

Section 4.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent contained in the last sentence of Section 5.7, the Company represents and warrants that the Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including the interested stockholder provisions codified in section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to this Agreement, the Merger and the other Transactions.

Section 4.23 Related Party Transactions. To the Knowledge of the Company, as of the date hereof, except as set forth in the Company SEC Reports filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any material Contract or transaction with, any holder of five percent (5%) or more of the outstanding shares of Company Common Stock or any director, executive officer, employee or Affiliate of the Company or any Company Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.24 No Other Representations or Warranties. The Company acknowledges that, except for the representations and warranties of Parent expressly set forth in Article V, neither Parent nor any of its respective Affiliates or Representatives makes any representation or warranty, either express or implied, as to Parent or Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 5.1 Organization; Capitalization and Ownership of Merger Sub. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties require it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding; provided, however, that after the date hereof and prior to the Closing, Merger Sub and Parent, as sole shareholder, may amend the Merger Sub charter to create par value $0.01 per share non-voting common stock with 1,000 shares authorized for issuance. All of the outstanding shares of Merger Sub’s capital stock are owned of record and beneficially, directly or indirectly, by Parent.

Section 5.2 Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. In its capacity as sole shareholder of Merger Sub, Parent has authorized and directed Merger Sub to execute, deliver and perform this Agreement and has approved and adopted this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not, (i) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with applicable requirements of (A) the DGCL, (B) the HSR Act and other Antitrust Laws, (C) Securities Exchange Rules and (D) the Exchange Act, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent or Merger Sub furnishes, or causes to be furnished, to the Company in writing specifically for use in the Proxy Statement shall not at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.5 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of securing the Debt Financing and engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Debt Financing and the Transactions.

Section 5.6 Financing. Parent has delivered to the Company true, correct and complete copies of (i) the executed Equity Funding Letters to provide to Parent, subject only to the conditions contained therein, equity financing in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”) and (ii) the executed Debt Commitment Letter to provide to Parent, subject only to the Closing and the satisfaction or waiver of the drawing conditions set forth in the Debt Commitment Letter (including all exhibits and all related fee letters referenced therein (with only the fee amounts and certain other terms, none of which would adversely affect the amount or availability of the Debt Financing, redacted) (the “Fee Letters”)), debt financing in the aggregate amount set forth therein on the date hereof (being collectively referred to as the “Debt Financing,” and together with the Equity Financing collectively referred to as the “Financing”). As of the date of this Agreement, each of the Financing Letters in the form so delivered on the date hereof, is in full force and effect and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters and the Debt Commitment Letter that are due and payable on or prior to the date hereof pursuant to the terms of the respective Financing Letters. The Financing Letters are the valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The net proceeds contemplated by the Equity Funding Letters and Debt Commitment Letter will, together with cash and cash equivalents available to Parent (including Minimum Cash and cash that will be available to the Company in connection with the Closing of Patent Purchase Agreement and related transactions), in the aggregate be sufficient to consummate the Transactions (including payment of Parent and Merger Sub’s transaction costs and expenses) upon and in accordance with the terms and conditions contemplated by this Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Equity Funding Letters or the Debt Commitment Letter; provided that Parent and Merger Sub are not making any representation regarding the effect of the inaccuracy of any of the representations and warranties in Article IV. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article IV and performance by the Company of its obligations under Section 6.1, Section 6.2 and Section 6.14, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing in order to consummate the Transactions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than (i) in the case of the Equity Funding Letters, the Closing, and (ii) in the case of the Debt Commitment Letter, the Closing and the drawing conditions expressly set forth in the Debt Commitment Letter. As of the date hereof, Parent has, and at the Closing Parent will have, available at least $50,000,000 in cash to be used as part of the Merger Consideration and deposited with the Paying Agent into the Consideration Fund at or promptly after the Closing.

Section 5.7 Share Ownership; No Interested Stockholder. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” of the Company as those terms are defined in section 203 of the DGCL.

Section 5.8 No Other Representations or Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis (and the representations and warranties set forth herein), and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company, the Company Subsidiaries, or any of their respective Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (i) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, Merger Sub or their respective Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV. To the Knowledge of Parent, as of the date hereof, none of the Company’s representations or warranties are untrue such that the condition set forth in Section 7.2(a) would fail to be satisfied.

Section 5.9 Litigation. There is no action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective assets or any executive officer, director or employee of Parent or any of its Subsidiaries in such capacity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 Sponsor Guarantees. Parent has delivered to the Company true, correct and complete copies of the duly executed Sponsor Guarantees. Each Sponsor Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Guarantor enforceable against such Guarantor in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)). No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor party to such Sponsor Guarantee.

Section 5.11 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (i) as may otherwise be required in connection with applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement, (iv) as required by the Patent Purchase Agreement or contemplated by Section 6.7(c), (v) actions taken or not taken following a request by Parent pursuant to and in accordance with Section 6.15, pursuant to Section 6.15 or (vi) as set forth in Section 6.1 of the Company Disclosure Schedule), the Company shall and shall cause the Company Subsidiaries to conduct the Business only in the ordinary course of business, and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve intact their current Business organization and maintain their relationships with customers, resellers, distributors, franchisees (and other similar channel partners), suppliers, employees, licensors, licensees of the Business and others having Business dealings with them. Without limiting the generality of the foregoing (except (i) as may otherwise be required in connection with applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (except with respect to clauses (b), (c), (d) and (e) below), (iii) as contemplated or permitted by this Agreement, (iv) as required by the Patent Purchase Agreement or contemplated by Section 6.7(c), (v) actions taken or not taken following a request by Parent pursuant to and in accordance with Section 6.15, pursuant to Section 6.15 or (vi) as set forth in Section 6.1 of the Company Disclosure Schedule), during the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, the Company agrees that it shall not, nor shall it permit any Company Subsidiary to:

(a) amend its certificate of incorporation or bylaws (or equivalent organizational documents of any Company Subsidiary) other than pursuant to any contemplated liquidation of a dormant Company Subsidiary;

(b) except for Company Common Stock to be issued upon the exercise or settlement of Company Options, Company RSAs, Company RSUs, Company CSEs or Company SBDC Units outstanding as of the date hereof in accordance with their terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (i) any shares of capital stock of any class or any other equity interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of capital stock or any other equity interest of the Company or any Company Subsidiary, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other equity interest of the Company or any Company Subsidiary or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock or any other equity interest of the Company or any Company Subsidiary or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, except for the acquisition of shares of Company Common Stock (and corresponding rights to purchase Company Common Stock) (i) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or to satisfy related Tax obligations upon exercise or settlement of Company Options, Company RSAs, Company RSUs, Company SBDC Units or (ii) as required by the terms of any Benefit Plan;

(d) (i) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay or agree to pay any dividend or other distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such or (ii) enter into any agreement with respect to the voting or registration of its capital stock;

(e) merge or consolidate the Company or any Company Subsidiary or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, business combination, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the Transactions;

(f) other than in the ordinary course of business or as permitted under Section 6.1(p), acquire (including by merger, consolidation, or acquisition of stock or assets), sell, lease, license or otherwise dispose of, or pledge or encumber any assets, or create, extend, grant or issue any Lien over any of the properties or assets of the Business, other than (i) acquisitions in existing or related lines of business of the Company or any Company Subsidiary as to which the aggregate consideration for all such acquisitions does not exceed $1,500,000, (ii) sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $1,500,000 or (iii) in the ordinary course of business in connection with the license of any of the Company’s products or sale of any of the Company’s services to customers;

(g) incur any indebtedness for borrowed money in addition to that incurred as of the date hereof or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) to the Company or any wholly owned Company Subsidiary or (ii) letters of credit or similar arrangements issued in the ordinary course of business as to which the aggregate liability of the Company and the Company Subsidiaries does not exceed $2,000,000;

(h) (i) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of non-executive-officer employees in the ordinary course of business, (ii) enter into or amend any employment or severance agreements with any directors or executive officers or (iii) establish any bonus or incentive plan or set performance targets under any existing bonus or incentive plan; provided, however, that the Company and the Company Subsidiaries shall pay, prior to December 31, 2010, earned annual bonuses for employees for fiscal year 2010, as determined in accordance with the terms of the applicable plan or program; provided further, however, that the aggregate amount of payment of earned annual bonuses for fiscal year 2010 shall not exceed $42,000,000;

(i) enter into, terminate or materially amend any Benefit Plan, except (i) as may be contemplated by this Agreement, (ii) to the extent required or advisable to comply with applicable Law or (iii) in the ordinary course of business with respect to any Company Welfare Plan, provided that such plan (or any amendment thereto) does not limit the right of the Company or any Company Subsidiary to modify or terminate such plan without incurring additional liability;

(j) change in any material respect any of the accounting policies, practices, principles, procedures or methods used by the Company or any Company Subsidiary unless required by GAAP, IFRS or applicable Law;

(k) waive, release, or assign any material claims or compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $3,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(l) (i) make, change or revoke any Tax election (which shall include any election under Treasury Regulation section 301.7701-3), (ii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iii) change any annual Tax accounting period, (iv) change (or make a request to any Taxing Authority to change) any method of Tax accounting or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (v) settle any Tax claim, audit or assessment, or (vi) knowingly surrender any right to claim a Tax refund;

(m) take any action to exempt or make not subject to (i) the provisions of section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent and any Subsidiary of Parent) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(n) with respect to any Company Owned Intellectual Property, (i) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Owned Intellectual Property or Software (in each case other than in the ordinary course of business consistent with past practice) or (ii) divulge, furnish to or make accessible any material Trade Secrets within the Company Owned Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(o) terminate, cancel, materially amend, renew, or request or agree to any material change in or material waiver under any Specified Contract, or enter into or amend any material Contract (including any original equipment manufacture, joint development, joint marketing or joint venture Contract) in which any third party is granted marketing, resale or distribution rights of any type or scope with respect to any of the Company Products or technology assets that cannot be terminated for convenience by the Company or its applicable Company Subsidiary upon sixty (60) days’ notice or less (other than in the ordinary course of business in connection with the license, sale, resale, development or distribution of any Company Products or sale, distribution, development or resale of any of the Company’s services to customers);

(p) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof;

(q) hire any natural person to be employed by, or provide services to, the Company or any Company Subsidiary, other than as set forth in Section 6.1(q) of the Company Disclosure Schedule;

(r) take any action which is intended to make any of the Company’s representations or warranties contained in Article IV untrue or incorrect or to cause the Company not to perform one or more of the covenants required hereunder to be performed by it, in each case that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or

(s) enter into any enforceable contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information. From the date hereof until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall (and shall cause each of the Company Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and the Company Subsidiaries, during normal business hours and upon reasonable notice, to the personnel, properties, offices, facilities, books and records of the Company and the Company Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested including, for the avoidance of doubt, (i) internal financial statements and documentation regarding internal controls, (ii) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (iii) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any of its Subsidiaries has been a party, and (iv) receipts from any Taxes paid to any foreign Taxing Authority; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the Transactions were not consummated, (ii) violate applicable Law or request or requirement of any Governmental Entity or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. No access granted, or information provided, pursuant to this Section 6.2 shall affect or be deemed to qualify, modify or limit any representations or warranties made by the Company in this Agreement. The Company for itself and for its Subsidiaries shall retain or cause to be retained such information relating to the Company and its Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit or any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters, including the retention of records, powers of attorney or other materials relating to Taxes of the Company and the Company Subsidiaries. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, the Company Subsidiaries and their respective Representatives.

Section 6.3 Company Board Recommendation; Acquisition Proposals.

(a) Subject to the provisions of this Section 6.3, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives not to, (i) initiate, solicit or knowingly take any action to facilitate or encourage the submission of, or participate or engage in any negotiations or discussions with respect to, any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company or afford any Person other than Parent or its Representatives access to the properties, books or records, except as required by Law, pursuant to a request for information of any Governmental Entity or in accordance with, and pursuant to Section 6.3(b) or (iii) enter into or execute, or propose to enter into or execute, any Acquisition Agreement. The Company shall, and shall cause its Subsidiaries to, and use its reasonable best efforts to cause Representatives of the Company and its Subsidiaries to, cease immediately and cause to be terminated all discussions and negotiations with any parties (other than Parent) that commenced prior to the date hereof regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required, pursuant to this Section 6.3(a), to request the return or destruction of information or to terminate access for, and shall be permitted to engage in discussions and negotiations with Patent Purchaser, any investors in Patent Purchaser and their respective Representatives in connection with the transactions contemplated by the Patent Purchase Agreement. Notwithstanding any other provision hereof, nothing contained herein shall restrict the Company from taking any actions or engaging in any negotiations or discussions with respect to, or furnishing any information or affording any access to the Patent Purchaser in connection with the Patent Purchase Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Company Stockholder Approval, the Company and its Representatives may, in response to an Acquisition Proposal that was not solicited by the Company, any of its Subsidiaries or any of their respective Representatives and did not otherwise result from a breach of this Section 6.3, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information or data to, the Person or Persons (but only after any such Person(s) enters into a customary confidentiality agreement with the Company not materially less restrictive of such Person(s) than the Confidentiality Agreement and which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3(b) and Section 6.3(c), it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Person(s) from making or consummating any Acquisition Proposals) making such Acquisition Proposal and their respective Representatives and potential sources of financing, if (i) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal or (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to participate in such discussions or negotiations, or to furnish such nonpublic information or data, with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company hereby acknowledges and agrees that Section 9 of the Confidentiality Agreement will terminate as of the date of this Agreement. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement unless the Company Board determines in good faith, after consultation with outside counsel, that the failure to grant any such waiver, amendment or release would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. To the extent practicable, all information provided to a third party under this Section 6.3(b) shall be provided or made available on a prior or substantially concurrent basis to Parent if such information has not previously been provided to Parent.

(c) The Company shall as promptly as reasonably practicable, and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day after receipt, notify Parent orally and in writing of the receipt of any Acquisition Proposal and of the price and other material terms and conditions of any such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal) and of any changes or supplements thereto. The Company shall notify Parent, orally and in writing, of any decision of the Company Board as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data with respect to the Company to any Person making an Acquisition Proposal, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company shall (i) provide Parent with written notice setting forth such information as is reasonably necessary to keep Parent informed in all material respects of the status and material terms of any Acquisition Proposal and of any material amendments thereto (and shall provide Parent with copies of all written Acquisition Proposals (including any amendments or supplements thereto) within the earlier of (i) forty-eight (48) hours and (ii) one (1) Business Day after receipt thereof) and (ii) promptly (and in any event within twenty-four (24) hours of such determination) notify Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal.

(d) Subject to the provisions of this Section 6.3, neither the Company Board nor any committee thereof shall, directly or indirectly, (i)(A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (C) in the event of a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders as of the end of the ten (10) day Business Day period shall constitute a failure to recommend against any such offer); or (D) recommend that the Company’s stockholders reject adoption of this Agreement, the Merger or the other Transactions (any action described in clauses (A)-(D) above being referred to as a “Change of Recommendation”) or (ii) allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than any confidentiality agreement pursuant to Section 6.3(b)) (an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the Transactions.

(e) Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time after the date hereof and prior to the receipt of the Company Stockholder Approval, (i) solely in response to a Superior Proposal which was not solicited by the Company or its Subsidiaries or any of the Company Representatives and did not otherwise result from a breach of this Section 6.3, the Company Board may terminate this Agreement pursuant to Section 8.1(c)(ii) in order to cause the Company to concurrently enter into a definitive Acquisition Agreement with respect to a Superior Proposal or (ii) the Company Board may withdraw or modify in a manner adverse to Parent the Company Board Recommendation, in the case of each of clause (i) and clause (ii) above, only (A) if and to the extent, that the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, that failing to take any such action would be reasonably likely to result in a breach of the fiduciary duties of the Company Board and (B) at a time that is after the fifth (5th) Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board intends to take such action, specifying, in the case of clause (i), the terms and conditions of such Superior Proposal, including the identity of the Person making the Superior Proposal and, in the case of clause (ii), reasonable details regarding the cause for, and nature of, the withdrawal or modification of the Company Board Recommendation; provided, however, that (I) with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three (3) Business Day period, and no such termination of this Agreement by the Company or withdrawal or modification of the Company Board Recommendation may be made during any such five (5) Business Day or three (3) Business Day, as applicable, period, (II) the Company shall, and shall cause its financial and legal advisors to, during such five (5) Business Day or three (3) Business Day, as applicable, period described above, negotiate with Parent in good faith, to make such changes in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or that the cause for such withdrawal or modification of the Company Board Recommendation ceases to exist, as applicable, (III) the Company Board shall take into account any written proposal to amend the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise which written proposal is capable of being accepted by the Company and, if so accepted, will be binding on Parent and Merger Sub and (IV) the requirements for terminating this Agreement pursuant to Section 8.1(c)(ii) or withdrawing or modifying the Company Board Recommendation are still satisfied at the time this Agreement is terminated or at the time of such withdrawal or modification of the Company Board Recommendation, as applicable.

(f) Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law, provided that the Company and the Company Board may not effect a Change of Recommendation, except to the extent permitted by Section 6.3(e). It is understood and agreed that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Change of Recommendation.

Section 6.4 Employee Benefits.

(a) As of the Effective Time, and for a period of at least six (6) months thereafter, Parent shall or shall cause the Surviving Company to provide or cause its Subsidiaries (including the Surviving Company) to provide each employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee” and collectively, the “Employees”) for so long as such Employees remain employed during such period by Parent, the Surviving Company or any of their respective Subsidiaries with compensation and benefits (excluding equity based compensation) which, taken as a whole, have a value substantially comparable, in the aggregate, to the compensation and benefits provided by the Company and its Subsidiaries to the Employees as of the date hereof.

(b) As of the Effective Time, Parent shall honor or cause to be honored and assumed (and shall not challenge the validity of), in accordance with their terms, all Benefit Plans that are employment, employment termination or severance agreements, plans or arrangements, including any change-in-control and general severance and retention plans, in each case existing immediately prior to the Effective Time, that cover or are between the Company or any of its Subsidiaries and any current or former executive officer, director or employee thereof or for the benefit of any such current or former executive officer, director or employee. Parent shall not, and shall, following the Closing, cause the Surviving Company not to, terminate any severance plans of the Company or any of its Subsidiaries or amend them in any manner adverse to the participants without the express written consent of the affected current or former executive officer, director or employee for a period of six (6) months, it being understood that the foregoing shall not be construed to amend any restriction on amendment or termination set forth in any such plans. Parent hereby guarantees, following the Closing, the payment and performance by the Surviving Company or its Affiliates of such obligations described in this Section 6.4(b), and Parent and the Surviving Company agree to abide by the terms of such obligations.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate in, and non-forfeitable rights under and for purposes of benefit accrual under the Parent Plans that are paid time off and severance plans, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan in which the applicable Employee participated immediately prior to the Effective Time. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the plan year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) Unless such bonus payments have been paid by the Company prior to the Effective Time pursuant to Section 6.1(h), with respect to the fiscal year 2010 annual bonus plan or program, Parent shall cause the Surviving Company and its Affiliates to pay to the Employees participating in such plan or program earned annual bonuses for fiscal year 2010 as determined in accordance with the terms of the applicable plan or program, provided, however, that the aggregate amount of such payments to Employees (including amounts paid after the date hereof and prior to the Effective Time) shall not exceed $42,000,000.

(e) Notwithstanding anything in this Agreement to the contrary, as of the Closing, Parent shall honor or cause to be honored, in accordance with their terms and as required by applicable Law, all collective bargaining agreements or other material agreements that the Company or any Company Subsidiary has entered into with any union, works council or collective bargaining agent with respect to terms and conditions of employment for Employees.

(f) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all provisions contained in this Section 6.4 shall not be treated as an amendment or other modification of any Benefit Plan, Parent Plan or other employee benefit plan, agreement or other arrangement and, except as provided in this Section 6.4, shall not (i) limit the right of Parent, the Surviving Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan or Parent Plan following the Effective Time, (ii) confer any rights or remedies of any kind or description upon any Employee or any other Person other than the Company and Parent and their respective successors and assigns, or (iii) limit the ability of the Parent, the Company, the Surviving Company or any of their respective Subsidiaries to terminate the employment of any Employee at any time.

(g) The Company shall, as soon as practicable following the date hereof, provide to Parent, copies of the applicable documentation described in Section 4.9(a) with respect to Benefit Plans covering employees outside the United States.

(h) Where the Company determines in its reasonable discretion, after consultation with Parent to the extent time permits, that notice to any works council is required by applicable Law or contract with respect to (i) the Transactions, or (ii) changes to compensation, employee benefits or job titles or responsibilities of Employees decided by Parent to be effective on or after the Effective Time (provided that any such changes may not be in breach of any provision of this Section 6.4) (“Employment Changes”), then, to the extent not prohibited by applicable Law or contract, the Company shall notify Parent prior to providing initial notice to any works council of the Transactions or Employment Changes; provided, however, that any communications with any works council with respect to the Transactions or Employment Changes after such works council has been initially notified thereof shall not be a violation of this provision. The Company shall not provide initial notice to any works council of the Transactions or Employment Changes where such notice is not required by applicable Law or contract (as determined by the Company in its reasonable discretion after consultation with Parent to the extent time permits) without the consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any communications with any works council with respect to the Transactions or Employment Changes after such works council has been initially notified thereof shall not be a violation of this provision. Notwithstanding the foregoing, the Company has hereby notified Parent and shall be under no obligation to obtain Parent’s consent to provide courtesy notice to any works council of the Merger upon or shortly after the parties hereto have executed this Agreement.

Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be mutually acceptable to Parent and the Company. Prior to the Effective Time, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by applicable Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, however, that the Company shall not be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(f).

Section 6.6 Indemnification and Insurance.

(a) Each of the parties hereto agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each such individual who is serving or has served at the request of the Company as a director, officer or trustee of another Person, in each case determined as of the Effective Time (each such individual, an “Indemnified Party”), as provided in the Company’s and the Company Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, (i) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, (ii) shall survive the Transactions, (iii) shall continue in full force and effect in accordance with their terms and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b) Unless the Company shall have purchased “tail” insurance coverage prior to the Effective Time as provided below, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability policies (collectively, the “D&O Insurance” and the individuals covered under such policies immediately prior to the Effective Time, the “Insured Parties”), in each case for a period of not less than six (6) years after the Effective Time, from insurance carriers with the same or better rating as the Company’s current applicable insurance carriers in respect of matters existing at, or occurring prior to, the Effective Time that provide coverage for events occurring at or prior to the Effective Time (including the Transactions) that is no less favorable than the existing D&O Insurance or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred percent (200%) of the aggregate annual premiums paid by the Company for such insurance in 2010 through the date hereof on an annualized basis (the “D&O Premium”), but in such case shall purchase as much of such coverage as possible for such amount; provided further, however, that, at Parent’s option, in lieu of the foregoing insurance coverage, the Surviving Company may purchase “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above with respect to matters occurring prior to the Effective Time, provided that the premium for such “tail” insurance coverage shall not exceed an amount equal to the D&O Premium. The Company represents and warrants to Parent that the Company’s 2010 aggregate annual premium for the D&O Insurance was approximately the amount set forth on Section 6.6(b) of the Company Disclosure Schedule. In lieu of the purchase of such policy by the Surviving Company, the Company may, at its option prior to the Effective Time, purchase fully prepaid “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above with respect to matters occurring at or prior to the Effective Time, provided that the premium for such “tail” insurance coverage shall not exceed an amount equal to two hundred percent (200%) of the D&O Premium.

(c) This Section 6.6 (i) is intended to benefit and be enforceable by the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Company; and (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise. Parent shall cause the Surviving Company to comply with all obligations under this Section 6.6.

(d) In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Reasonable Best Efforts.

(a) The parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make or cause to be made all other filings required by Applicable Antitrust Laws with respect to the Transactions as promptly as practicable, consistent with securing antitrust clearance in the earliest practicable timeframe following the date of this Agreement, and in any event prior to the expiration of any applicable legal deadline and to furnish as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law with respect to the Transactions. The parties hereto shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws with respect to the Transactions. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws with respect to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any such Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any such Antitrust Laws, promptly notify the other part(ies) of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any such Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Entity relating to any such Antitrust Laws. Any such disclosures or provision of copies by one party to the others may be made on an outside counsel basis if appropriate. Parent and the Company shall use reasonable best efforts to (i) obtain the consents, approvals or clearances required under or in connection with the applicable Antitrust Laws of the Specified Governmental Entities (the “Applicable Antitrust Laws”), (ii) enable all waiting periods under the HSR Act and Applicable Antitrust Laws to expire and to avoid or eliminate each and every impediment under Applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Transactions to occur prior to the End Date, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity and (B) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate the Transactions before the End Date and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that nothing in this Section 6.7(a) shall require, and such reasonable best efforts shall not include, Parent, Merger Sub or Company (or any of their respective Affiliates) (i) paying any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent, the Company or their respective Subsidiaries (or any of their respective Affiliates) or (iii) agreeing to any material restrictions on the activities of Parent, the Company or their respective Subsidiaries (or any of their respective Affiliates).

(b) Subject to the terms and conditions hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.7(a) and the Proxy Statement which shall be governed by Section 2.3, the Company, Parent shall, and the Company and Parent shall cause their respective Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including:

(i) obtaining from any Governmental Entity and, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided, however, that in connection therewith none of the Company or its Subsidiaries, nor Parent, Merger Sub or any of their Affiliates shall be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(ii) executing or delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement;

(iii) preparing and filing all forms, registrations and notices required to be filed to consummate the Transactions; and

(iv) to the extent required by Law or contract and as mutually agreed between Parent and the Company, providing notices to or consulting with any trade union, works council, personnel committee or similar employee council or committee or employee representative body.

(c) The Company shall use (and shall cause its Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Patent Purchase Agreement to (i) consummate and make effective the transactions contemplated by the Patent Purchase Agreement as soon as practicable, including commencing litigation to specifically enforce its rights under the Patent Purchase Agreement, (ii) satisfy on a timely basis all conditions under the Patent Purchase Agreement, (iii) fully enforce the counterparties’ obligations and its rights under the Patent Purchase Agreement and (iv) prepare and file as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including under the HSR Act), in any such case to the extent necessary to satisfy Section 7.2(d). Except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company agrees that it shall not amend (including by substituting any party thereto), modify or supplement in any material respect, terminate or grant any material waiver or consent under, the Patent Purchase Agreement

(d) The Company and Parent shall cooperate with each other in connection with making all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Transactions. For the avoidance of doubt, Parent and the Company agree that nothing contained in Sections 6.7(b), (c) or (d) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.7(a).

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as are set forth in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP in order to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Obligations of Merger Sub. Parent shall take all corporate action necessary as the sole shareholder for Merger Sub to enable the parties hereto to consummate the Transactions on the terms and conditions set forth in this Agreement.

Section 6.10 Takeover Statutes. The Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any of the Transactions or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

Section 6.11 Notification of Certain Matters. Subject to applicable Law, (a) the Company shall give prompt notice to Parent of, to the Knowledge of the Company and (b) Parent shall give prompt notice to the Company of, to the Knowledge of Parent (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition to the Merger to be unsatisfied at the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee, agent or Representative of the Company or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available under this Agreement to the party giving or receiving such notice.

Section 6.12 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the Transactions and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company shall not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed in the case of monetary damages or in the case of any material remedy or restriction upon the Company or any Company Subsidiary that applies only to, and only has effects on, the Company or such Company Subsidiary, as applicable, prior to the Closing), settle any stockholder litigation that (a) involves or has the effect of imposing any material remedy or restriction upon the Company or any Company Subsidiary other than monetary damages, (b) requires the Company, any Company Subsidiary, the Surviving Company, Parent or any of Parent’s Affiliates to pay any monetary damages, (c) does not include a full release of Parent and its Affiliates or (d) imposes any remedy or restriction, or an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Company). Notwithstanding the foregoing in this Section 6.12, the Company shall not be required to provide access to, or to disclose, information regarding any stockholder litigation to the extent such access or disclosure would reasonably be expected to jeopardize the Company’s attorney-client privilege.

Section 6.13 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.14 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Letters if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the

Debt Financing unless the Equity Financing is increased by a corresponding amount), or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in any such case of (i) or (ii) above in a manner that would reasonably be expected to (A) delay or prevent the Closing Date, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of Parent or Merger Sub or, with respect to the Equity Financing, the Company to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions; provided, however, that Parent and Merger Sub may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) otherwise amend or replace the Debt Commitment Letter so long as (x) such action would not reasonably be expected to delay or prevent the Closing, (y) the terms are not, taken as a whole, materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of a Alternative Debt Financing set forth below. Parent may enter into discussions regarding, and may enter into arrangements and agreements relating to, the Equity Financing to add other equity providers, on the condition that such arrangements or agreements (i) do not reduce the aggregate amount of the Equity Financing, (ii) do not impose terms or conditions that would reasonably be expected to delay or prevent the Closing Date and (iii) with respect to any such equity provider, such equity provider enters into an Equity Funding Letter on substantially the same terms and conditions as the Equity Funding Letters then in effect. Parent shall use its reasonable best efforts to (I) maintain in effect the Financing Letters (including any definitive agreements entered into in connection with any such Financing Letters), (II) satisfy on a timely basis (taking into account the Marketing Period) all conditions in the Financing Agreements applicable to Parent and Merger Sub to obtaining the Financing, (III) consummate the Equity Financing at or prior to the Closing, (IV) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions (including the flex provisions) contained in the Debt Commitment Letter or consistent in all material respects with the Debt Commitment Letter (such definitive agreements, together with the Financing Letters, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (V) consummate the Debt Financing at or prior to the Closing and (VI) fully enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Debt Financing to fund in accordance with their respective commitments if all conditions to funding the Debt Financing in the applicable Financing Agreements have been satisfied or waived. Parent shall keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (A) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Financing and (B) providing copies of then current drafts of all such definitive documentation. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the applicable Financing Agreements, (i) Parent shall promptly notify the Company and (ii) Parent shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Debt Financing”) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. In such event, (1) the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, (2) the term “Financing” shall be deemed to include the Equity Financing and the Alternative Debt Financing, (3) the term “Debt Commitment Letter” shall be deemed to include any commitment letters with respect to the Alternative Debt Financing and any related fee letters and (4) the term “Financing Agreements” shall be deemed to include any definitive agreement with respect to the Alternative Debt Financing. Notwithstanding anything contained in this Section 6.14 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (i) to amend or waive any of the terms or conditions hereof or of the Financing Agreements or (ii) to consummate the Closing any earlier than the final day of the Marketing Period. Parent shall promptly give written notice to the Company (i) of the commencement of the Marketing Period and (ii) if Parent Board of Director or any Knowledge individual of Parent has determined, or reasonably expects to determine, or if the managing underwriter or lead arranger, as applicable, for the Debt Financing has informed Parent that it has determined that (x) the Required Information received by Parent is not Compliant, (y) the Marketing Period will not commence immediately following the Company’s receipt of Company Stockholder Approval or (z) that the Marketing Period has been reset, in any such case including in the written notice Parent’s basis for any such belief. If the Closing shall not have occurred on or prior to March 31, 2011, Parent shall use its reasonable best efforts to obtain the agreement of the lenders party to the Debt Commitment Letter to extend the term of the Debt Commitment Letter upon terms and conditions substantially similar to those reflected in the Debt Commitment Letter as of the date of this Agreement to a date that is not less than thirty (30) days and not more than sixty (60) days after the End Date. In the event Parent successfully obtains the agreement of such lenders pursuant to the efforts in the foregoing sentence and if Satisfaction of Specified Conditions has occurred prior to the End Date except that the Patent Antitrust Condition shall not have been satisfied, Parent shall execute such amendments to the Debt Commitment Letters prior to the End Date. Upon the execution of amendments extending the term of the Debt Commitment Letter by all of the parties thereto and effectiveness thereof, the “End Date” shall be automatically extended until the expiration of such extension. Notwithstanding anything to the contrary in this Agreement, including preceding sentences, in no event will Parent or any of its Affiliates, including without limitation the equity investors under the Equity Commitment Letters, be required pay any out-of-pocket fees or expenses to or on behalf of such lenders or to contribute additional equity with respect to the Transactions.

(b) The Company shall provide to Parent, and shall cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 6.14(c), and shall use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging and obtaining the Debt Financing and causing the conditions in the Debt Commitment Letter to be satisfied (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing Parent and its Financing Sources as promptly as practicable with all Required Information and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters), (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and Parent’s financing sources and potential lenders and investors in the Debt Financing, (iv) using reasonable best efforts to assist Parent in obtaining any corporate credit and family ratings (in each case solely to the extent applicable to the Company and its Subsidiaries) from any ratings agencies contemplated by the Debt Commitment Letter; (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent (including a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters before giving effect to the Financing, the consummation of the Transactions, any matters relating to Parent or any actions to be taken from and after the Closing), (vii) facilitating the pledging of collateral for the Debt Financing, including taking commercially reasonable actions necessary to permit the financing sources of the Debt Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Debt Financing, (viii) using reasonable best efforts to ensure that the financing sources benefit from the existing lending relationships of the Company and its Subsidiaries, (ix) using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, surveys, title insurance and landlord consents, waivers and access agreements and (x) cooperating with Parent to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Company immediately upon the Effective Time; provided, however, that, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. The Company shall use its reasonable best efforts to periodically update any Required Information to be included in an Offering Document to be used in connection with such Debt Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.14(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its Subsidiaries specifically designated for use in connection with the Financing (but not including any derivations thereof) or incorporated by reference from any Company SEC Report.

(d) Parent acknowledges and agrees that neither the obtaining of the Financing (including any Alternative Debt Financing), nor the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing, or the completion of any such issuance, subject to its rights to terminate pursuant to Section 8.1 and the applicable conditions set forth in Section 7.1 and Section 7.2, the breach of which obligation will give rise to the applicable remedies set forth in Article VIII and Section 9.11, subject to terms, conditions and limitations therein. The Company hereby acknowledges and agrees that this Agreement provides for limited remedies available to it in circumstances where the Debt Financing is not available (for any reason or no reason) and that these remedies are generally limited to the Company’s right to either terminate this Agreement and receive the Parent

Termination Fee or seek specific performance, each as specifically provided in, and subject to the terms and conditions of, Article VIII and Section 9.11. Nothing in this Section 6.14(d), will be construed to limit, expand or alter the rights and remedies of the parties under the other sections of this Agreement.

Section 6.15 Cash. Prior to the Closing, to the extent, and only to the extent reasonably requested by Parent in writing, the Company shall or shall cause the Company Subsidiaries to use reasonable best efforts to repatriate cash on hand held in Company Subsidiaries organized outside of the United States and use reasonable best efforts to take the actions described in Section 6.15 of the Company Disclosure Schedule or such other actions as the Company may reasonably determine to be necessary or advisable to the extent reasonably expected to achieve substantially the same results in all material respects as the actions set forth in Section 6.15 of the Company Disclosure Schedule; provided, however, that the Company shall not be required to take any actions to the extent that such actions, individually or taken together, would or would reasonably be expected to (i) render such Company Subsidiary insolvent, (ii) cause the Company or any Company Subsidiary to be in breach or violation of any financial covenants in any loan agreement to which it is a party, (iii) cause the Company or any Company Subsidiary to be in breach or violation of any other third-party contract or agreement to which it is a party, (iv) cause the Company or any Company Subsidiary to be in violation of applicable Law, (v) with respect to any Company Subsidiary, in the Company’s reasonable judgment, cause such Company Subsidiary to be unable to satisfy any then applicable working capital commitments, or (vi) cause a director of the Company or of any Company Subsidiary to become liable, in the Company’s reasonable judgment, for claims by a third party. For clarity, taking the actions described in Section 6.15 of the Company Disclosure Schedule or reasonably equivalent steps shall constitute reasonable best efforts under this Section 6.15. Notwithstanding any other provision of this Agreement to the contrary, Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, any Company Subsidiary, or their respective Representatives in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.15 and (ii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection herewith (including, for the avoidance of doubt, any reduction to a Tax credit, net operating losses carryforward, capital loss carryforward, refund or other Tax item or attribute of the Company or any Company Subsidiary and any and all Taxes incurred in connection with this Section 6.15 or any reimbursement payment hereunder), provided, that Parent shall not be required to pay any indemnity claim or reimburse any amounts pursuant to this Section 6.15 prior to any termination of this Agreement pursuant to Article VIII.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company and Parent, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no Governmental Entity of competent jurisdiction shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Transactions; and

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated, and all other required waiting periods, clearances, consents or approvals of any Governmental Entity of competent jurisdiction under the Applicable Antitrust Laws shall have expired or otherwise been terminated or shall have been satisfied or obtained.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under Law) at or prior to the Closing of the following conditions:

(a) (i) the representations and warranties of the Company contained in each of Section 4.2(a) and (b) (Capitalization) (except for any de minimis inaccuracies therein), Section 4.3 (Authorization; Validity of the Agreement; Company Action), Section 4.4 (Consents and Approvals; No Violations), Section 4.18 (Vote Required), Section 4.19 (Company Board Recommendation), and Section 4.22 (State Takeover Statutes) shall be true and accurate in all respects both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth in Article IV shall be true and accurate in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have, in all material respects, performed or complied with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) the conditions to closing of the Patent Purchase Agreement have been satisfied or waived and the closing thereunder has occurred and the Company has received $450,000,000 in proceeds payable in connection with the closing thereunder;

(e) the Company and its Subsidiaries shall have the Minimum Cash available to them; and

(f) the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an officer of the Company certifying to the effect that the conditions set forth in Sections 7.2(a), (b), (c), (d) and (e) have been satisfied.

Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under Law) at or prior to the Closing of the following conditions:

(a) the representations and warranties of Parent set forth in Article V shall be true and accurate in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent shall have, in all material respects, performed or complied with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Parent certifying to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7. The Company may not rely on the failure of any condition set forth in Section 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or before April 20, 2011 (such date, the “End Date”); provided, however, that the End Date may be extended under the circumstances and in accordance with the provisions of Section 6.14(a); provided further, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii) if any Governmental Entity of competent jurisdiction shall have enacted or issued any final and non-appealable Law or Order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the Transactions, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.7; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent, or any failure of any representation or warranty of Parent to be true and accurate, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in breach of any representation or warranty that would result in the closing condition set forth in Section 7.2(a) not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a definitive

Acquisition Agreement with respect to a Superior Proposal; provided that the Company shall have complied with all applicable provisions of Section 6.3 and shall have paid the amounts due to Parent under Section 8.2; or

(iii) if (A) on the date of termination pursuant to this Section 8.1(c)(iii), the Satisfaction of Specified Conditions has occurred and (B) the Company has irrevocably confirmed that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all conditions in Section 7.3 and, notwithstanding that clauses (A) and (B) have occurred or are true, the Merger shall not have been consummated on the date provided for the occurrence of the Closing pursuant to Section 2.2;

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or any failure of any representation or warranty of the Company to be true and accurate, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it is then in breach of any covenant that would result in the closing condition set forth in Section 7.3(b) not being satisfied; or

(ii) if the Company Board or any committee thereof shall have made a Change of Recommendation or the Company has materially breached any of the provisions of Section 2.3(a); or

(iii) if the Company has willfully breached the provisions of Section 6.3.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor. Upon termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, directors, executive officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, and Article IX and the last sentence of Section 6.2, with respect to Parent and Merger Sub, the obligations pursuant to Section 6.14(c) and Section 6.15 and, with respect to the Guarantors, the obligations under the Sponsor Guarantees, in each case subject to Section 9.11.

(b) If:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

(iii) this Agreement is terminated by either Parent or the Company pursuant to the provisions of Section 8.1(b)(iii) and (A) after the date of this Agreement and prior to such termination there shall have been publicly disclosed for the first time and not withdrawn prior to the Special Meeting an Acquisition Proposal and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated;

(iv) this Agreement is terminated by the Company pursuant to the provisions of Section 8.1(b)(i) and (A) after the date of this Agreement and prior to such termination there shall have been publicly disclosed for the first time prior to termination of this Agreement an Acquisition Proposal and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated;

(v) this Agreement is terminated by the Company pursuant to the provisions of Section 8.1(b)(i) where Section 8.2(b)(iv) does not apply because there has been no public disclosure of an Acquisition Proposal, and (A) after the date of this Agreement and prior to such termination there shall have been made known to the Company Board a Qualifying Proposal and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Qualifying Proposal or the transactions contemplated by any Qualifying Proposal are consummated; or

(vi) this Agreement is terminated by Parent pursuant to the provisions of Section 8.1(b)(i) and (A) after the date of this Agreement and prior to such termination there shall have been publicly disclosed for the first time, or shall have been made known to the Company Board a Qualifying Proposal and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Qualifying Proposal or the transactions contemplated by any Qualifying Proposal are consummated; or

(vii) this Agreement is terminated by Parent pursuant to the provisions of Section 8.1(d)(iii) and the breach giving rise to such right of termination results from discussions or communications initiated by the Company or any of its Representatives with the intent of receiving an Acquisition Proposal;

then the Company shall pay to Parent a termination fee of $60,000,000, in cash, net of any Parent Expenses paid or payable by the Company (collectively, the “Termination Fee”),

(A) in the case of Section 8.2(b)(i), prior to such termination;

(B) in the case of Section 8.2(b)(ii) or Section 8.2(b)(vii), within two (2) Business Days after such termination;

(C) in the case of Section 8.2(b)(iii) or Section 8.2(b)(iv), upon the earlier of the time that (1) the Company or any of its Subsidiaries enters into a definitive agreement with respect to the Acquisition Proposal and (2) the consummation of the transactions contemplated by the Acquisition Proposal; and

(D) in the case of Section 8.2(b)(v) or Section 8.2(b)(vi), upon the earlier of the time that (1) the Company or any of its Subsidiaries enters into a definitive agreement with respect to the Qualifying Proposal and (2) the consummation of the transactions contemplated by the Qualifying Proposal;

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

(c) If:

(i) the Company terminates this Agreement pursuant to Section 8.1(b)(iii); or

(ii) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i); or

(iii) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(i) and, as of the date of termination, (A) all conditions set forth in Section 7.1 have been satisfied or waived, (B) the condition set forth in Section 7.2(d) has not been satisfied and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.3 to fail to be satisfied as of the date of termination;

then in any such event, unless the Company shall then be obligated to pay to Parent the Termination Fee pursuant to Section 8.2(b), the Company shall pay to Parent or its designees, as promptly as practicable (but in any event within two (2) Business Days) following the delivery by Parent of an invoice therefor, all reasonable out-of-pocket fees and expenses incurred by Parent or its Affiliates in connection with the Transactions (excluding any fees or amounts paid or payable in respect of the Transactions to Affiliates of Parent which are general partnerships or funds other than out of pocket expenses paid or payable to Persons other than Affiliates of Parent incurred in connection with the Transactions) (“Parent Expenses”); provided, however, that the Company shall not be required to pay more than an aggregate of $15,000,000 in Parent Expenses pursuant to this Section 8.2(c). The payment of the expense reimbursement pursuant to this Section 8.2(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b).

(d) All payments pursuant to Section 8.2(b), Section 8.2(c) and Section 8.2(f) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, its Subsidiaries or any other Company Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.2(d) shall limit the rights of Parent and Merger Sub under Section 9.11.

(e) If (i) the Company terminates this Agreement pursuant to Section 8.1(c)(i) and either (A) the breach resulting in this termination right was willful or (B) on the date of termination, the Satisfaction of Specified Conditions has occurred or (ii) the Company terminates this Agreement pursuant to Section 8.1(c)(iii), then, in the case of each of clauses (i) or (ii), Parent shall pay to the Company a termination fee of $120,000,000, in cash (such payment, as applicable, the “Parent Termination Fee”). Notwithstanding the foregoing, Parent shall not be obligated to pay the Parent Termination Fee in the event of termination by the Company pursuant to Section 8.1(c)(iii) if the closing under the Patent Purchase Agreement has not occurred and the Company fails to provide written confirmation from the Patent Purchaser to the Company that on the date provided for the occurrence of the Closing pursuant to Section 2.2 the Patent Purchaser had sufficient available funds to pay the consideration under the Patent Purchase Agreement upon the closing of the transactions contemplated thereby. The

Parent Termination Fee shall be made by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement to an account designated by the Company; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company shall receive full payment of the Parent Termination Fee pursuant to this Section 8.2(e) or the guarantees thereof under the Sponsor Guarantees, the Company agrees that, other than with respect to the Company’s rights to reimbursement and the indemnification obligations of Parent under Section 6.14(c) or under Section 6.15, the receipt of such payments shall be deemed to be liquidated damages for, and shall constitute full payment to and the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any other Company Party with respect to, any and all losses or damages suffered or incurred by the Company, its Affiliates or any other Company Party in connection with this Agreement or the Financing Letters (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and, other than with respect to the Company’s rights to reimbursement and the indemnification obligations of Parent under Section 6.14(c) or under Section 6.15, none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any Financing Source or any other Buyer Party arising out of or in connection with this Agreement, the Financing Letters, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that, for the avoidance of doubt, in no event shall any Financing Source be liable for any indemnification obligations of Parent under Section 6.14(c) or under Section 6.15 or for any amounts under Section 8.2(f); provided further, however, that nothing in this Section 8.2(e) shall limit the rights of the Company under Section 9.11.

(f) The parties hereto agree that the agreements contained in Section 8.2 are an integral part of the Transactions, and that without these agreements, no party would enter into this Agreement; accordingly, if a party fails to pay in a timely manner any amount due pursuant to Section 8.2 and, in order to obtain such payment, the party entitled to such payment commences a claim, action, suit or other proceeding that results in a judgment against the breaching party, the breaching party shall pay to the other party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus one percent (1%), together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto; provided, however, that in the case of any amendment to Section 8.2(e), Section 9.1, Section 9.6, Section 9.9, Section 9.11 and Section 9.15 (and any amendment to any related definition) which, individually or in the aggregate, affects the rights or obligations of any Financing Source, such amendment shall only be effective with respect to such Financing Source if such Financing Source has consented thereto or to the extent that the consent of such Financing Source is not required to be obtained under the applicable provisions of the Debt Commitment Letter relating to amendments to this Agreement; provided further, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

1500 Dexter Avenue North Seattle, Washington 98109
Facsimile:	(206) 272-1502
Attention:	Jeff Hawn, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053
Facsimile:	(404) 581-8330
Attention:	Bryan E. Davis

and Jones Day 222 East 41st Street New York, New York 10017-6702
Facsimile:	(212) 755-7306
Attention:	Marilyn W. Sonnie

(b) if to the Company, to:

Novell, Inc. 404 Wyman Street Waltham, MA 02451
Facsimile:	(781) 464-8062
Attention:	Scott N. Semel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 1 Beacon Street Boston, Massachusetts 02108
Facsimile:	(617) 573-4822
Attention:	Margaret A. Brown

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3.

Section 9.4 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits, schedules and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, in the case of clause (b), except for (i) the rights of the Company’s stockholders to receive the Merger Consideration and the holders of the Company Options, Company RSUs, Retention RSUs and Company RSAs to receive the consideration described in Section 3.4, as the case may be, following the Effective Time, (ii) the right of the Company, on behalf of its stockholders and the holders of the Company Options, Company RSUs, Retention RSUs and Company RSAs to pursue specific performance as set forth in Section 9.11 or, if specific performance is not sought and granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed to by Parent and Merger Sub but which right may only be pursued subject to and in accordance with the terms and conditions of the proviso in Section 9.11(c), (iii) as provided in Section 6.6 (which is intended for the benefit of the Insured Parties and the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 6.6), (iv) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages but only in accordance with the terms and conditions of the proviso in Section 9.11(c); provided, however, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clauses (ii) and (iv) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion and (v) the Financing Sources and their respective successors, legal representatives and permitted assigns with respect to their respective rights under Section 8.2(e), Section 9.1, Section 9.6, Section 9.9, Section 9.11 and Section 9.15.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction shall be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts of the State of New York (and appellate courts thereof). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(b).

Section 9.10 Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered

United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement to which the right of specific performance is applicable were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Each party hereto accordingly agrees, to the extent specific performance is available to any of the other parties under this Section 9.11, not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 9.11. Notwithstanding anything herein to the contrary, the parties further agree that, except as set forth in this Section 9.11, the Company shall not be entitled to an injunction or injunction to prevent breaches of this Agreement against Parent or Merger Sub or otherwise obtain any equitable relief or remedy against Parent or Merger Sub and that the Company’s sole and exclusive remedy shall be set forth in Section 8.2.

(b) Prior to any valid termination of this Agreement pursuant to Article VIII, in accordance with and subject to this Section 9.11,

(i) Parent and Merger Sub shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement; and

(ii) the Company shall be entitled to seek and obtain (A) an injunction or injunctions to prevent breaches of Section 6.14 and to enforce specifically the terms and provisions of Section 6.14 provided that (i) the Applicable Conditions (in each case other than any condition that has not been satisfied primarily as a result of actions taken or not taken by Parent in breach of its obligations under this Agreement where such breach would result in a failure of the condition set forth in Section 7.3(b)) and the Patent Purchase Antitrust Condition have been and continue to be satisfied or waived, (ii) to the extent Section 7.2(d) has not been waived, (A) nothing has occurred and no condition exists that could reasonably be expected to result in the condition set forth in Section 7.2(d) not being satisfied, (B) the Company has no good faith reason to believe after due inquiry to Microsoft Corporation as a representative of the Patent

Purchaser that Patent Purchaser does not intend to close the transactions contemplated thereby and (C) the Company has no Knowledge, after due inquiry to Microsoft Corporation as a representative of the Patent Purchaser, of the Patent Purchaser’s intent or threat by the Patent Purchaser to claim that one of the conditions to the closing of the transactions contemplated by the Patent Purchase Agreement has not or will not be satisfied, provided, however, that no such injunction or injunctions or specific performance will be available to prevent breaches of any provision in Section 6.14 or enforce specifically any term and provision thereof if the provision in question is, by it terms, to be performed at the Closing, including, without limitation, Section 6.14(a)(II) (to the extent of any conditions in the Financing Agreements applicable to Parent to be performed concurrently with the Closing), Section 6.14(a)(III), Section 6.14(a)(V) and Section 6.14(a)(VI) and (B) an injunction or injunctions, specific performance or other equitable relief to cause Parent to seek enforcement of the Equity Funding Letter and to cause the Merger to be consummated on the terms and subject to the conditions in this Agreement, if (x) the Satisfaction of Specified Conditions has occurred, (y) the Debt Financing has been funded or will be funded at the Closing upon drawdown notice by Parent if the Equity Financing is funded at the Closing and (z) the Company has irrevocably confirmed in a written notice delivered to Parent that, if the Equity Financing and Debt Financing are funded, the conditions set forth in Section 7.3 are waived (which waiver may be conditioned on the Closing).

(c) Notwithstanding anything herein to the contrary, (w) the maximum aggregate liability of the Company and its Affiliates for monetary damages under or relating to this Agreement to any Person shall be limited to, in each case to the extent the Company is required to pay the same, the amount of the Termination Fee and any amounts that may be payable by the Company under Section 8.2(f) and (x) prior to any valid termination of this Agreement pursuant to Article VIII or if, in connection with any such valid termination, no Termination Fee or Parent Expenses are payable pursuant to Section 8.2(b) or Section 8.2(c), respectively, then the sole remedy and recourse of Parent or Merger Sub and any of their respective Affiliates against the Company and any of its Affiliates for damages, equitable relief or otherwise under or related to this Agreement shall be the equitable relief as provided in Section 9.11(b) (the limitations in clauses (w) and (x), (the “Company Liability Limitation”), and (y) the Company agrees that the maximum aggregate liability of Sponsor, Parent, Merger Sub, their respective Affiliates or any of their respective Representatives, including any Financing Source, for monetary damages under or relating to this Agreement, or any of the Transactions (including transactions contemplated by the Patent Purchase Agreement), to any Company Party shall be limited to the Parent Termination Fee if Parent or Merger Sub is required to pay the Parent Termination Fee and any amounts that may be payable under Section 8.2(f). Section 6.14(c) or Section 6.15 and (z) prior to any valid termination of this Agreement pursuant to Article VIII, or if, in connection with any such valid termination, no Parent Termination Fee is payable pursuant to Section 8.2(e), then the sole remedy and recourse of the Company against Parent, Merger Sub and their respective Affiliates for damages, equitable relief or otherwise under or related to this Agreement shall be the equitable relief as provided in Section 9.11(b) (the limitations in clauses (y) and (z), the “Parent Liability Limitation”); provided, however, that if (I) a court of competent jurisdiction described in Section 9.9 enters a final order or judgment in favor of the Company against Parent awarding the Company specific performance pursuant to Section 9.11(b)(ii)(B) and (II) the Company was entitled to such specific performance under the terms of Section 9.11(b)(ii)(B), then the Parent Liability Limitation shall no longer apply with respect to Parent and Merger Sub and the Sponsors shall be required to pay for securities under their respective Equity Funding Letters in accordance with the terms thereof; provided further, however, that the Parent Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and its respective stockholders, Affiliates, officers, directors, employees or representatives against any Sponsor or Financing Source and the Company’s sole remedy against any Guarantor (in its capacity as such) shall be as set forth in the respective Sponsor Guarantees, and in no event shall the Company or any other Company Party seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to (w) any losses, damages, claims, costs or expenses suffered as a result of the failure of any of the Transactions to be consummated, (x) the termination of this Agreement, (y) any liabilities or obligations arising under this Agreement or the Debt Commitment Letter or (z) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement or the Transactions. For the avoidance of doubt, (i) the Company’s sole remedy against any Guarantor (in its capacity as such) shall be as set forth in the respective Sponsor Guarantees and further in no event shall any Financing Source be liable for any indemnification obligations of Parent under Section 6.14(c) or under Section 6.15 or any amounts under Section 8.2(f) and (ii) nothing in this Section 9.11 shall reduce the amount that any Sponsor is required to pay for securities under its Equity Funding Letter in accordance with the terms thereof in a circumstance where the criteria set forth in clauses (I) and (II) of the penultimate proviso of the preceding sentence.

(d) In no event shall:

(i) the Company or any of its Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, in connection with this Agreement, or the Financing Letters or the transactions contemplated hereby or thereby, against the Sponsors, Parent, Merger Sub, the Financing Sources or any other Buyer Parties, other than against (A) Parent or Merger Sub pursuant to this Agreement or (B) any Guarantor pursuant to the Sponsor Guarantees in an aggregate not to exceed the Parent Liability Limitation except as expressly provided in the Sponsor Guarantees, and in no event shall the Company and its Affiliates be entitled to more than one payment of an amount equal in the aggregate to the Parent Liability Limitation; provided, however, that nothing in this clause (d) of Section 9.11 shall limit the rights of the Company under clause (b) of this Section 9.11; and

(ii) Parent or Merger Sub seek any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Company Liability Limitation in connection with this Agreement or the Transactions; provided, however, that nothing in this clause (d) of this Section 9.11 shall limit the rights of Parent or Merger Sub under clause (b) of this Section 9.11.

(e) The Company acknowledges and agrees that, except with respect to the Sponsor Guarantees, it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates, any of the Buyer Parties (other than the Parent and the Merger Sub to the extent provided in this Agreement) or the Financing Sources, through the Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Parent against any Buyer Party or the Financing Sources, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from Parent (but not any other Buyer Party or the Financing Sources) subject to the Parent Liability Limitation and the other limitations described therein. Recourse against Parent shall be the sole and exclusive remedy of the Company and its Affiliates against the Buyer Parties (other than Parent to the extent provided in this Agreement or against the Guarantors to the extent provided in the Sponsor Guarantees) and the Financing Sources in respect of any Liabilities arising under, or in connection with, this Agreement, or the Financing Letters or the transactions contemplated hereby or thereby.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void; provided, however, that each of Parent and Merger Sub may assign its rights and obligations hereunder to the Financing Sources providing the Debt Financing pursuant to the terms thereof to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing, but no such assignment shall release any assigning party from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 9.13 Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not any of the Transactions are consummated.

Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15 Waivers. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof, except in the case of any express waiver of Section 9.1, Section 9.6, Section 9.9, Section 9.11 and Section 9.15 which is, individually or in the aggregate, materially adverse to any Financing Source, which waiver shall only be effective with respect to such Financing Source if such Financing Source has consented thereto or to the extent that the consent of such Financing Source is not required to be obtained under the applicable provisions of the Debt Commitment Letter relating to waivers of this Agreement, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

NOVELL, INC.

By:	/s/ Ronald W. Hovsepian
	Name:	Ronald W. Hovsepian
	Title:	President and Chief Executive Officer

ATTACHMATE CORPORATION

By:	/s/ Jeff Hawn
	Name:	Jeff Hawn
	Title:	President

LONGVIEW SOFTWARE ACQUISITION CORPORATION

By:	/s/ Jeff Hawn
	Name:	Jeff Hawn
	Title:	President

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